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                                                                   EXHIBIT 10.42


                                TABLE OF CONTENTS

               GENERAL AGREEMENT FOR PURCHASE OF CELLULAR SYSTEMS
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                                                                                                                  PAGE
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
1.       ARTICLE I  GENERAL PROVISIONS APPLICABLE TO ENTIRE AGREEMENT............................................   1
         1.1.     HEADINGS AND DEFINITIONS.......................................................................   1
         1.2.     TERM OF AGREEMENT..............................................................................   5
         1.3.     SCOPE..........................................................................................   5
         1.4.     PURCHASE OF SYSTEMS, PRODUCTS, SERVICES AND LICENSED MATERIALS.................................   7
         1.5.     ADDITIONS TO SYSTEMS...........................................................................   7
         1.6.     PLANNING INFORMATION...........................................................................   8
         1.7.     ORDERS.........................................................................................   8
         1.8      ORDER ACCEPTANCE:..............................................................................   8
         1.9      CHANGES IN CUSTOMER'S ORDERS...................................................................   9
         1.10     PRICING........................................................................................   9
                  1.10.1   Special Discounts and Incentives......................................................  10
         1.11     INVOICES AND TERMS OF PAYMENT..................................................................  17
                  1.11.1       Engineer, Furnish and Install (EF&I) Orders:......................................  17
                  1.11.2   Early Payment Discounts:..............................................................  18
                  1.11.3   Electronic Funds Transfer (EFT) Payments:.............................................  18
                  1.11.4   Payments By Check (Non-EFT):..........................................................  18
         1.12.    DELIVERY AND INSTALLATION SCHEDULE.............................................................  19
         1.13.    TRANSPORTATION.................................................................................  19
         1.14.    PACKING, MARKING, AND SHIPPING:................................................................  19
         1.15.    TITLE AND RISK OF LOSS:........................................................................  20
         1.16.    COMPLIANCE WITH LAWS:..........................................................................  20
         1.17.    TAXES:.........................................................................................  20
         1.18.    TRAINING:......................................................................................  20
         1.19.    TERMINATION FOR CONVENIENCE:...................................................................  21
         1.20.    CANCELLATION FOR BREACH:.......................................................................  21
         1.21.    PATENTS, TRADEMARKS AND COPYRIGHTS:............................................................  21
         1.22.    USE OF INFORMATION:............................................................................  23
         1.23.    NOTICES:.......................................................................................  23
         1.24.    RIGHT OF ACCESS:...............................................................................  24
         1.25.    INDEPENDENT CONTRACTOR:........................................................................  24
         1.26.    CUSTOMER'S REMEDIES:...........................................................................  24
         1.27.    FORCE MAJEURE:.................................................................................  25
         1.28.    ASSIGNMENT:....................................................................................  25
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
         1.29.    PUBLICITY:.....................................................................................  26
         1.30.    APPLICABLE LAW:................................................................................  26
         1.31.    SURVIVAL OF OBLIGATIONS:.......................................................................  26
         1.32.    SEVERABILITY:..................................................................................  26
         1.33.    NON-WAIVER:....................................................................................  27
         1.34.    CUSTOMER RESPONSIBILITY........................................................................  27
         1.35.    PUBLICATION OF AGREEMENT.......................................................................  27
         1.36.    ARBITRATION:...................................................................................  27
         1.37.    DUTIES OF GOOD FAITH...........................................................................  29
2.       ARTICLE II  PROVISIONS APPLICABLE TO THE PURCHASE OF PRODUCTS...........................................  30
         2.1.     GENERAL:.......................................................................................  30
         2.2.     PRODUCT AVAILABILITY:..........................................................................  30
         2.3.     DOCUMENTATION:.................................................................................  30
         2.4.     PRODUCT COMPLIANCES:...........................................................................  30
         2.5.     PRODUCT CHANGES:...............................................................................  31
         2.6.     CONTINUING PRODUCT SUPPORT - PARTS AND SERVICES:...............................................  31
         2.7.     SPECIFICATIONS:................................................................................  32
         2.8.     CUSTOMER TECHNICAL SUPPORT:....................................................................  32
         2.9.     PRODUCT WARRANTY:..............................................................................  32
3.       ARTICLE III.............................................................................................  36
         3.1.     GENERAL:.......................................................................................  36
         3.2.     LICENSE:.......................................................................................  36
         3.3.     TITLE, RESTRICTIONS AND CONFIDENTIALITY:.......................................................  36
         3.4.     CHANGES IN LICENSED MATERIALS:.................................................................  37
         3.5.     SOFTWARE MODIFICATION REQUESTS:................................................................  37
         3.6.     MODIFICATION BY CUSTOMER:......................................................................  37
         3.7.     RELATED DOCUMENTATION:.........................................................................  37
         3.8.     SOFTWARE WARRANTY:.............................................................................  37
         3.9.     TAXES APPLICABLE TO SOFTWARE:..................................................................  38
         3.10.    LIMITED TRANSFERABILITY:.......................................................................  39
         3.11.    AVAILABILITY AND SUPPORT OF SOFTWARE FEATURES/UPDATES:.........................................  40
4.       ARTICLE IV..............................................................................................  41
         4.1.     GENERAL:.......................................................................................  41
         4.2.     ACCEPTANCE OF INSTALLATION:....................................................................  41
         4.3.     CONDITIONS OF INSTALLATION AND OTHER SERVICES PERFORMED ON CUSTOMER'S SITE:....................  41
                  4.3.1.   ITEMS PROVIDED BY CUSTOMER............................................................  41
                  4.3.2.   ITEMS TO BE FURNISHED BY SELLER.......................................................  45

         4.4.     WORK DONE BY OTHERS:...........................................................................  46
         4.5.     SERVICES WARRANTIES:...........................................................................  46

5.       ARTICLE V...............................................................................................  47
         5.1.     ENTIRE AGREEMENT:..............................................................................  47
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                               LIST OF ATTACHMENTS

Attachment A           New Series IIe  Cell Site Configuration /Pricing
                              Omni 15 Channel

Attachment A-1         New Series IIe  Cell Site Configuration /Pricing
                              Omni 25 Channel

Attachment A-2         New Series II  Cell Site Configuration /Pricing
                              3 Sector 48 Channel

Attachment A-3         New Series II  Cell Site Configuration /Pricing
                              3 Sector 64 Channel

Attachment A-4         New Series IIm  Cell Site Configuration /Pricing
                              Omni 7 Channel


Attachment A-5         New Series IIm  Cell Site Configuration /Pricing
                              Omni 15 Channel

Attachment B           New Series IIe  Cell Site Configuration /Pricing
                              Omni 9 Growth Cabinet

Attachment C           New Series IIe  Cell Site Configuration /Pricing
                              Growth from Omni 25 to 3-Sector 25 Channel

Attachment D           CDMA Implementation in Series II Cell Site
                              Configuration/Pricing

Attachment E           Software Package Feature List

Attachment F           Autoplex CTSO Fax Flash Installation of 8 Meg
                              Memory Boards

Attachment G           60 DS1 5ESS-CDX Switch Configuration/Pricing

Attachment H           ECP Equipment for 5ESS-CDX Switch
                              Configuration/Pricing

Attachment I           Billings/Fargo Swapout - Spares

Attachment J           Billings/Fargo Swapout

Attachment K           5ESS Landline Configuration/Pricing


                                 Attachments -1

Attachment L           Billing (ECP - IMS Removal) Quote

Attachment M           Project Implementation Schedule

Attachment N           Buyer Companies


                                 Attachments -2

               GENERAL AGREEMENT FOR PURCHASE OF CELLULAR SYSTEMS

This is an Agreement between Lucent Technologies Inc. (Seller), a Delaware corporation having an office at 111 Madison Avenue, Morristown, New Jersey 07960 and Western Wireless Corporation (Customer), a Washington corporation having an office at 2001 NW Sammamish Road, Suite # 100, Issaquah, Washington 98027 (this Agreement).

                                  1. ARTICLE I

                GENERAL PROVISIONS APPLICABLE TO ENTIRE AGREEMENT

1.1.     HEADINGS AND DEFINITIONS

         All headings used in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement or any clause. For the purpose of this Agreement, the following definitions will apply:

         "Advertising" means all advertising, sales promotion, press releases, and other publicity matters relating to performance under this Agreement;

         "Affiliate" of a corporation means its Subsidiaries, any company of which it is a Subsidiary, and other Subsidiaries of such company. For purposes of this Agreement, the meaning of "Affiliate" shall not include any company or subsidiary which is a manufacturer of telecommunication products in direct competition with Seller;

         "Buyer Company" means an entity described in Attachment N to this Agreement;

         "CDX" shall mean Compact Digital Exchange;

         "Candidate Software Features" means those software features planned for future releases, but not yet developed, nor assured of being developed and released;

         "Cell Site Equipment" means Control Equipment, Radio Equipment and Filter Equipment contained within a cell site as defined in Attachments A - M and such other equipment as is sold by Seller generally to its Customers and which is contained in a cell site;

         "Customer Price List" means Seller's published "Network Wireless Systems Price Reference Guide" or other price notification releases furnished by Seller generally to its Customers for the purpose of communicating Seller's prices or pricing related information to Customer; however, this does not include firm price quotations;

         "Designated Processor" means the Product for which the licenses to use Licensed Materials are initially granted;

         "DCS" means Seller's Autoplex digital cellular switch;

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         "Firmware" means a combination of (i) hardware and (ii) Software represented by a pattern of bits contained in such hardware;

         "Form" means physical shape;

         "Fit" means physical size or mounting arrangement (e.g., electrical or mechanical connections);

         "Franchise Area" means an area for which the Federal Communications Commission has granted a permit to construct or license to operate a cellular mobile telecommunications system;

         "Function" means product features;

         "Force Majeure" means fires, strikes, riots, embargoes, explosions, earthquakes, floods, wars, water, the elements, serious labor disputes, government requirements, civil or military authorities, acts of God or by the public enemy, inability to secure raw materials as a result of industry-wide shortages or transportation facilities, acts or omissions of carriers or suppliers, or other causes beyond a party's control whether or not similar to the foregoing;

         "Hazardous Material" means material designated as a "hazardous chemical substance or mixture" by the Administrator, pursuant to Section 6 of the Toxic Substance Control Act, a "hazardous material" as defined in the Hazardous Materials Transportation Act (49 U.S.C. 1801, et seq.), or a "hazardous substance" as defined in the Occupational Safety and Health Act Hazard Communication Standard (29 CFR 1910.1200);

         "In Revenue Service" means use of a Product or any part thereof for commercial service, whether or not revenue is actually being generated;

         "Information" means all documentation and technical and business information in whatever form recorded, which a party may furnish under, or has furnished in contemplation of, this Agreement;

         "Initial Operations Date" means, as to a System, the agreed upon date by which Seller shall complete its delivery and installation of such System;

         "Licensed Materials" means the Software and Related Documentation for which licenses are granted by Seller under this Agreement; no Source Code versions of Software are included in Licensed Materials;

         "MSC" means a mobile switching center and usually consists of an ECP, IMS OMP and at least one (1) DCS;

         "OMP" means Seller's operations management platform;

         "Product" means systems, equipment, and parts thereof, other than Turnkey Items, but the term does not mean Software whether or not such Software is part of Firmware, but the term does include hardware which is part of Firmware;

         "Product Manufacturing Information" means manufacturing drawings and specifications of raw materials and components, including part manufacturing drawings and specifications covering special tooling and the operation thereof, and a detailed list of all commercially available parts and components purchased by Seller on the open market disclosing the part number, name and location of the supplier, and price lists;

         "Quality Management Tools" means Seller-furnished Software not necessary for operation of Products furnished under this Agreement but useful in the management of a wireless telecommunications system. Unless otherwise specifically agreed by the parties, Seller does not furnish under this Agreement such Software or the computer processor necessary for Use of the Software;

         "Related Documentation" means materials useful in connection with Software, such as, but not limited to, flow charts, logic diagrams, program descriptions, and specifications. No Source Code versions of Software are included in Related Documentation;

         "Related Operator" means an entity (other than Customer) offering wireless telecommunications services to the public and which, for purposes of furnishing such services, has an agreement with Customer pursuant to which Customer resells to or shares with such operator capacity on a Network Wireless System, as for example, when the Related Operator's Cell Site or DCS equipment is interconnected with Customer's MSC Products; or when Customer's Cell Site equipment is interconnected with a Related operator's MSC Products;

         "Repair Parts" means new, remanufactured, reconditioned, refurbished, or functionally equivalent parts for the maintenance, replacement, and repair of Products sold pursuant to this Agreement;

         "Seller's Manufactured Product" means a Product manufactured by Seller or purchased by it pursuant to its procurement specifications including all components of such Products, which components are purchased by Seller and become an integral part of such Products;

         "Services" means the performance of work for the Customer and includes but is not limited to: (1) engineering Services such as preparation of equipment specifications, preparation and updating of office records, and preparation of a summary of material not specifically itemized in the order; (2) installation Services such as installation, equipment removal, and cable mining; and (3) other Services such as maintenance and repair. Services do not include Turnkey Services;

         "Software" means a computer program consisting of a set of logical instructions and tables of information which guide the functioning of a processor; such program may be contained in any medium whatsoever, including hardware containing a pattern of bits representing such program, but the term "Software" does not mean or include such medium;

         "Software Update" means a reissued version or partial update of an existing Software generic release (e.g., Release 3.1 following Release 3.0), containing one or more of the following, in any combination, (i) infrastructure changes, (ii) improvements in basic call processing capabilities, as well as basic system operation and maintenance, and
         (iii) changes to maintain compatibility between a new system release and features existing in a prior system release (when initially introduced, a new system release may not always be fully compatible with features available immediately prior to such release), (iv) a platform for optional Software features, and (v) consolidations of periodic fixes and overwrites;

         "Source Code" means any version of Software incorporating high-level or assembly language that generally is not directly executable by a processor. Except as may be expressly provided, this Agreement does not require Seller to furnish any Source Code;

         "Specifications" means the specifications and performance standards of the System as set forth in the current Autoplex System 1000 Technical Specifications;

         "Standard Charges" means Seller's applicable rates and charges for labor and/or materials as determined from Seller's Customer Price List or other pricing information provided to Customer, less any discounts applicable thereto;

         "Start Date" means, as to a System installation project, the date upon which Seller has received Customer's written notice that Customer has performed all Customer responsibilities and furnished all necessary items required prior to Seller's commencement of installation of the MSC for the System;

         "Subsidiary" of a company means a corporation or partnership the majority of whose shares or other securities entitled to vote for election of directors or similar officers is now or hereafter owned or controlled by such company either directly or indirectly; but any such corporation, or partnership shall be deemed to be a Subsidiary of such company only as long as such ownership or control exists;

         "System" means an integrated cellular telecommunications system and all expansions thereof, that includes Products and Licensed Materials and which, in addition to the Specifications applicable to such Products and Licensed Materials, may be subject to separate Specifications of system performance or system functionality, including all Products, Licensed Materials and Services purchased hereunder relating to such System;

         "Territory" means the 50 states of the United States plus the District of Columbia;

         "Turnkey Item" means a good or product or a partial assembly of goods or products furnished and, perhaps, installed by Seller as part of a Turnkey Service but not furnished by Seller pursuant to this Agreement. A Turnkey Item is not a Vendor Item or a Product as described in this Agreement;

         "Turnkey Services" means items and activities normally the responsibility of the Customer under this Agreement, which may include, but shall not be limited to, project management, field coordination, construction and system testing. Turnkey Services do not include, and are separate from, Seller's normal engineering and installation Services;

         "Use" with respect to Licensed Materials means loading the Licensed Materials, or any portion thereof, into a processor for execution of the instructions and tables contained in such Licensed Materials;

         "Vendor Item" means a Product or partial assembly of Products furnished by Seller but neither manufactured by Seller nor purchased by Seller pursuant to its procurement specifications. A Vendor Item is not a Turnkey Item; and

         "Warranty Period" means the period of time listed in the respective WARRANTY clauses which, unless otherwise stated, commences on the date of shipment, or if installed by Seller on acceptance by Customer or thirty (30) days from the date Seller submits its notice of completion of its installation whichever is sooner, and for Services, commences on the date the Service is completed.

1.2.     TERM OF AGREEMENT

         This Agreement shall be effective January 1, 1996 upon execution by the last of the parties to execute this document, and except as otherwise provided herein, shall continue in effect for receipt of orders through December 31, 2000. This Agreement shall supersede the written Agreement, Amendments to and any other Agreements for Purchase and Sale of Autoplex Cellular Equipment, Software and Services between the Customer and Seller executed by Customer on March 17, 1993 as Markets Cellular Limited Partnership, MCII General Partnership and AT&T Corp., respectively (collectively, the "old agreement"), except as to provisions of the old agreement which by their nature are intended to survive termination, including but not limited to, provisions relating to warranty of items purchased and confidential information received under such old agreement. All orders placed under the prior written Agreement since January 1, 1996, will be treated as being placed under this Agreement once executed and, accordingly, all such orders shall be counted towards the commitments, and entitled to the discounts and credits, set forth in this Agreement. The modification or termination of this Agreement shall not affect the rights or obligations of either party under any order accepted by Seller before the effective date of the modification or termination.

1.3.     SCOPE

         The terms and conditions of this Agreement shall apply to all transactions in which Seller furnishes cellular Products, Licensed Materials, or Services to Customer for Customer's own use and use for the benefit of Buyer Companies and Related Operators as provided herein. As a matter of clarification, and notwithstanding the immediately succeeding paragraph, the terms and conditions of this Agreement do not cover Seller's Products, Licensed Materials or Services for personal communications network systems or cellular digital packet data systems. Purchases of such items shall be subject to separate written agreement or amendment to this Agreement, as mutually agreed by the parties. Turnkey Services to be performed by Seller, if any, and/or Turnkey Items to be obtained by Seller for Customer, if any, shall be subject to separate agreement of the parties. To the extent that any terms and conditions in any other Article of the Agreement conflict with the provisions of this Article I, such terms and conditions supersede such conflicting provisions of this Article I.

         Seller agrees that Seller will maintain and from time to time furnish to Customer a copy of Seller's Customer Price Guide, which shall contain all of Seller's currently available commercial offerings of cellular telecommunications systems and cellular-like telecommunications systems and related services, including Products, Licensed Materials and Services offerings of personal communications network systems.

         The Buyer Company which is the end user of the Product, Licensed Materials or Services furnished hereunder shall be considered "Customer" for all purposes under this Agreement except placing the order and payment. Western Wireless Corporation ("WWC") shall be considered "Customer" for purposes of placing the order and payment. In addition, WWC shall be considered "Customer" for purposes of passage of title and risk of loss with regard to Products and Licensed Materials which are delivered to WWC. Seller agrees to look first to WWC for all payments which become due hereunder for purchase prices, interest on late payments and cancellation charges, but the Buyer Company, if any, having received the Products, Licensed Materials and/or Services to which particular payments relate, shall be jointly and severally liable therefor. The entity which is the end user of the Products, Licensed Materials or Services furnished hereunder shall have and may enforce against Seller all of the rights, benefits and obligations contained herein (including, without limitation, warranty claims), and all rights and claims (except claims for payment) or defenses Seller has or may acquire against such entity shall be asserted solely against such entity which has received such Products, Licensed Materials or Services; provided, however, that in the event of a disputed claim for payment hereunder, WWC will (i) do whatever is reasonably necessary to help resolve such a claim and (ii) make the disputed payments to Seller (including any interest on late payments with respect thereto) if and when such claim is ultimately resolved in favor of Seller. WWC shall have the right to enforce or assert on behalf of itself or the Buyer Company for whose benefit the order was placed any right, claim or defense available to it or to such Buyer Company, in its sole discretion.

         Products and Licensed Materials furnished under this Agreement are furnished for use in connection with a Customer's wireless telecommunications business in the Franchise Areas in which WWC and the Buyer Companies are authorized to provide wireless telecommunications services to the public. In addition, Products and Licensed Materials may be purchased under this Agreement for use in providing a Related Operator's wireless telecommunications services to the public, whether or not such services will be provided in one of such Franchise Areas of WWC or a Buyer Company, provided that such purchased item(s) will be interconnected with a Seller-furnished System in one of such Franchise Areas licensed to WWC or a Buyer Company. Unless otherwise agreed by Seller in writing, WWC shall be deemed the "Customer" under this Agreement with respect to all such purchases for the benefit of a Related Operator, and as such shall have all rights and obligations of Customer, including the obligation to pay for all such purchased items.

         Except as expressly provided herein for resale to Buyer Companies, items furnished under this Agreement are not furnished for resale. However, Customer may resell Products after internal use and make incidental sales of unused Products. Licensed Materials, whether or not integral to the operation or embodied in Products, may be transferred if and only to the extent expressly provided in the Software-specific provisions of this Agreement. Nothing in this paragraph shall be deemed to bar arrangements between Customers and Related Operators in which capacity on the systems of either or both are shared, so long as such arrangements do not involve prohibited resale, sublicenses or other transfers of Products and/or licenses of Licensed Materials.

1.4.     PURCHASE OF SYSTEMS, PRODUCTS, SERVICES AND LICENSED MATERIALS

         Seller agrees to engineer, furnish and install and Customer agrees to order the Systems for Fargo, North Dakota, and Billings, Montana (Billings/Fargo Swapout), in accordance with the terms and conditions contained in this Agreement. The Systems will consist, as required, of a central mobile telephone switching office ("MSC") and/or cell sites, as set forth in Attachment J to this Agreement. The Systems may be modified by Customer prior to acceptance with the consent of Seller, which consent will not be unreasonably withheld. In addition, Customer shall, during the term of this Agreement purchase of Products, Services and Licensed Materials and other equipment, software and services marketed by Seller (measured at net invoiced prices - i.e., net of all applicable discounts and credits), whether purchased under this Agreement or other agreement of
Seller, of which shall be purchased on or before      . For purposes of
determining Customer's fulfillment of these volume commitments, purchases shall include Customer's purchases for the Billings/Fargo Swapout and shall include
all other purchases under orders received by Seller prior to the end of      as
applicable, in each case calling for delivery in accordance with Seller's standard lead times. In calculating the volume of Customer's purchases, the following items shall be excluded:

-    Taxes, transportation, hauling, hoisting, and warehousing
-    Terminals and other end user products
-    Antennas and towers, tower growth, tower modifications, etc.
-    Building modifications and construction
- Any other purchases which are typically not associated with Seller's equipment

1.5.     ADDITIONS TO SYSTEMS

         The parties contemplate that Customer will wish to obtain additional Products, Licensed Materials and Services to expand the coverage of or add features to one or more Systems. Orders for such additional items received by Seller during the term of this Agreement shall be received and accepted subject to the terms and conditions hereof.

1.6      PLANNING INFORMATION

         Upon Seller's request, and to the extent feasible, Customer will provide to Seller non-binding forecasts of Customer's annual Product, Licensed Materials, and Services needs. Such forecasts will be provided on a schedule to be agreed upon. In addition, where preliminary order information is required, Customer shall provide such information to Seller within an agreed upon time prior to the date the order is to be placed. There shall be no penalty or liability for failure by the Customer to order Products, Licensed Materials, and Services which are included in the Customer's forecasts.

1.7.     ORDERS

         All orders submitted by Customer shall be deemed to incorporate and be subject to the terms and conditions of this Agreement unless otherwise agreed in writing.

         All orders, including electronic orders, shall contain the information necessary for Seller to fulfill the order.

         All schedules and requested dates are subject to Seller's concurrence which concurrence will not be unreasonably withheld or delayed.

         No provision or data on any order or contained in any documents attached to or referenced in any order, any subordinate document (such as shipping releases), shall be binding, except data necessary for Seller to fill the order. All such other data and provisions are hereby rejected. Electronic orders shall be binding on Customer notwithstanding the absence of a signature.

1.8      ORDER ACCEPTANCE:

         All orders are subject to acceptance by Seller, which acceptance shall not be unreasonably withheld or delayed. Seller shall acknowledge the date of order receipt either in writing or electronic data interface format. The acknowledged date of order receipt is the price effective date for all Products, Licensed Materials, and Services not quoted on a firm-fixed-price basis pursuant to this Agreement.

         Orders submitted for Products, Licensed Materials, or Services in accordance with the terms and conditions of this Agreement shall be deemed accepted by Seller in accordance with the following:

(a) If listed in a Customer Price List with price and scheduled interval, upon receipt unless Seller notifies Customer to the contrary within days of order receipt;


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
(b) If listed in a Customer Price List with price and nominal interval (as indicated in the Customer Price List), upon receipt unless Seller notifies Customer to the contrary days of order receipt;

(c) If the order is for Products, Licensed Materials or Services not listed in a Customer Price List or requires engineering, upon receipt unless
         Seller notifies Customer to the contrary within     days of order
         receipt.

         If Customer submits an order requesting a delivery or completion interval less than the interval listed in the applicable Customer Price List, Seller will accept such order only for its standard interval. Seller will, however, use reasonable efforts to meet Customer's requested interval and provide confirmation or denial of the requested shortened interval within days. Additional charges may be applicable.

                  While it is Seller's objective to provide Customer with an acknowledgment of each order received, it is Customer's responsibility to advise Seller of any missing or late notifications to insure that the order has not been lost. No order is to be considered "accepted" by Seller unless its receipt has been acknowledged.

1.9      CHANGES IN CUSTOMER'S ORDERS

         Changes made by Customer to an accepted order shall be treated as a separate order unless the parties expressly agree otherwise. If any such change affects Seller's ability to meet its obligations under the original order, any price, shipment date, or completion date quoted by Seller with respect to such original order is subject to change. However, Seller expressly agrees to use all reasonable efforts to minimize any delayed shipment or completion date occasioned by such changes.

1.10     PRICING

         Prices, fees, and charges (hereinafter "prices") shall be as set forth in Seller's Customer Price Lists, firm price quotations, specific agreements, or other prices submitted by Seller to Customer. As for the Systems described in Attachment J, the parties' specific agreement as to price is set forth below and in Attachments A through L to this Agreement.

         In those cases where the price is to be determined from a Customer Price List, the applicable Customer Price List shall be the issue which is in effect on the date of Seller's receipt of the order provided that the requested shipment or service-commencement date is in accordance with Seller's published shipping or planning interval or thirty (30) days from the date of order receipt, whichever is longer. Prices for Products, Licensed Materials or Services to be shipped or performed beyond such period will be established by determining an effective order-entry date (the date required for order entry by Seller in accordance with Customer's requested date) and applying the price from the applicable Customer Price List as of that date.

         In those cases where the price is not to be determined from a Customer Price List, a firm price quotation, or specific agreement, the applicable price will be Seller's price in effect on the date of Seller's receipt of the order and such price will be communicated to Customer as soon as practicable thereafter.

         Seller may amend its prices, other than those subject to firm price quotations or other agreements between the parties, but such changes shall only be applicable to orders received after such change.

         Notwithstanding the foregoing, if Seller is delayed from completion of an order due to any change requested by Customer or as a result of Customer's delay in furnishing information or in performing its obligations, any price agreed to by Seller is subject to reasonable change.

         Unless expressly stated in writing, Seller's prices are exclusive of charges for transportation and other related services, such as hauling and hoisting and any sales or other tax or duty which Seller may be required to collect or pay upon the ordered transaction.

         1.10.1   SPECIAL DISCOUNTS AND INCENTIVES

         In consideration of Customer's execution of this Agreement, Seller shall provide the additional benefits set forth in this Subsection 1.10.1, provided that with respect to purchases for Buyer Companies (other than Buyer Companies qualifying as Affiliates of Western Wireless Corporation, as to which all provisions of this Section 1.10.1 shall apply) and for the benefit of
Related Operators only the provisions of Subsections 1.10.1       shall apply.
However, Seller's obligations under this subsection are contingent upon Customer's continuing to meet the commitments set forth in Section 1.4 of this Agreement. In the event that Customer fails to meet any of such commitments, Seller may withdraw any or all of such additional benefits remaining unused immediately upon notice to Customer. However, as of the withdrawal date and for the duration of this Agreement, Customer shall retain the right to receive those standard discounts set forth in subsection (a) immediately following below.

(a) Customer's Standard Discount. With respect to purchases of Products and Software under this Agreement, commencing with Products and Software ordered after January 1, 1996, but before January 1, 2001, and scheduled for shipment on or before the end of March 2001 or such later period if Seller's standard lead time is longer than three (3) months, Customer shall be entitled to the following discounts off of the list price in Seller's Customer Price Lists:

                  Item                            Percent Discount

         MSC Equipment

         Inside Cell Site Equipment*

         * For purposes hereof, "Inside Cell Site Equipment" means the control equipment, radio equipment and filter equipment offered by Seller under this Agreement for use in a Cell Site.

         Cell Site Software Initial Operating Fees*

         * As a matter of clarification, all other Software (not expressly identified and priced elsewhere in this Agreement) shall be provided in accordance with Seller's standard Customer Price List including any applicable volume discount that may be set forth therein).

         For clarification, these discounts do not apply to fees or other charges for purchases of used or refurbished equipment, which shall normally be the subject of special quotation.

(b) System Swapout Pricing. The total price for the entire Billing/Fargo Swapout including 18 cells, 2 MSCs (two 5ESS-2000 Switch DCSs, two ECPs, two IMSs, and one OMP), Software, and spares (after accounting
         for all applicable discounts and credits) is.      All Products and
         Licensed Material outlined in Attachment J will be invoiced upon shipment from factory and, except as expressly provided herein or otherwise agreed in writing, is subject to the standard payment terms set forth in Section 1.11 Invoices and Terms of Payment. Cell site installation and engineering (except where noted in Attachment J), cell and MSC power, transportation and related charges, and all applicable sales and use taxes are not included. The above system pricing is comprised of the category pricing described in the following subsections of this Subsection (b). This pricing is subject to change (but retaining the same discount structure) if the Systems as installed are comprised of different amounts of equipment than as contemplated herein.

         (i)      Cell Site Pricing. Seller agrees to invoice and Customer
                  agrees to pay not more than the sum of      for Series II and
                  Series IIe cell site Products that Seller will furnish for completion of the Systems, which for the purposes hereof, the parties agree shall include fifteen (15) Series II Omni Cell Sites for a total of 324 analog channels and three (3) Series IIe Omni Cell Sites for a total of 35 analog channels as identified in Attachment J The parties further agree that such maximum price is exclusive of cell site spares, engineering (except where noted in Attachment J), installation, power products, transportation and related charges, and all applicable sales and use taxes.

         (ii)     MSC Pricing. Seller agrees to invoice and Customer agrees to
                  pay not more than the sum of      for the Billings/Fargo MSC
                  Products that Seller will furnish for completion of the Systems by the Initial Operation Date, which for the purposes hereof, the parties agree shall include two Executive Cellular Processors ("ECP"), two Inter-process Message Switches ("IMS"), and two 5ESS-2000 Switch DCS, including MSC installation as identified in Attachment J. The parties further agree that such maximum price is exclusive of power products, transportation and related charges, and all applicable sales and use taxes. Such maximum price does include installation and commissioning of such Products.

         (iii) Software Pricing. Seller, Customer, shall provide with the Billings/Fargo MSC Products for the Systems the Seller's standard system Software, as well as the optional Software features listed in Attachments E and J to this Agreement. These Software features are exclusive of those optional Software features in subsection (n) below

         (iv)     Spares Pricing. Seller agrees to invoice and Customer agrees
                  to pay not more than the sum of      for MSC spares and Series
                  II and Series IIe cell spares that Seller will furnish for completion of the Systems by the Initial Operation Date, which for the purposes hereof, the parties agree shall include Recommended 5ESS-2000 DCS, ECP, IMS, and DLI spares for the Billings MSC, Critical 5ESS-2000 DCS, ECP, IMS, and DLI spares for the Fargo MSC, and Series II Cell Site Spares as identified in Attachments J and I respectively. The parties further agree that such price is exclusive of engineering, installation, transportation and related charges, and all applicable sales and use taxes.

         (v)      Billings Used MSC Equipment. Customer agrees to
                  Customer's existing Billings MSC equipment including ECP and IMS to Seller, in an operational but otherwise "as - is" condition, when replaced with the new Billings MSC equipment described in section 1.10.1(b)(ii) above. Customer shall provide to Seller all relevant spare equipment and other ECP and IMS related equipment (but not including power and transmission equipment).

                  Except as provided below, or as otherwise agreed by Seller, Customer shall deliver to Seller possession of the Billings ECP and IMS equipment promptly after it has been replaced by the new Billings MSC equipment. After cut over of the new Billings MSC equipment, Customer shall issue its order for Seller to de-install and pack the ECP and IMS equipment. Seller shall invoice Customer for such services as quoted in Attachment L. Seller shall bear the expense of transporting the ECP and IMS equipment from Customer's location to Seller's location of choice. Title and risk of loss of or damage to the ECP and IMS equipment shall remain with Customer until commencement of de-installation by Seller, after which it shall pass to Seller.

(c)

(d) Project Implementation Manager (PIM). Seller agrees that, it will assign a PIM until completion of installation of the Swapout Systems, who shall be Seller's interface with the Customer for all aspects of
         the project. In addition, Customer shall have access to a PIM,      for
         up to       after installation; Seller shall use all good faith efforts to have the same person who acted as PIM prior to completion of installation act as PIM during said post-installation period. The PIM's responsibilities shall include the scheduling of deliveries, installations and turnovers of equipment, general Seller/Customer coordination and other responsibilities as mutually agreed.

(e)      Switch Consultant. Seller agrees that,      it will provide a competent
         MSC technician for each market (Fargo, North Dakota, and Billings, Montana) to assist Customer in the maintenance, training, optimization and administration of the MSC Products and Licensed Materials. Such technician shall be available to Customer on-site, on a full-time basis, at the location of the executive cellular processor for the Systems in Fargo, North Dakota and Billings, Montana, starting on the Installation Complete Date, for so long as the assistance of such
         person is reasonably necessary, but in no case beyond      days
         following such date. Nothing herein shall be deemed to require a technician to work beyond a normal work week or to work hours that will cause Seller to have to pay such person overtime pay or equivalent compensation, unless such work is agreed to by Seller in advance. The cost of travel and reasonable living expenses to other locations (other than locations local to Billings and Fargo) shall be for the account of and billed to Customer.

(f) Cell Site Model Configuration Pricing. Seller shall provide the model pricing set forth below in this Subsection (f). The model configurations are for furnish only orders and do not include engineering, if applicable, or installation.

         (i) Series II Product Family. Seller shall offer Customer Series II, IIe, and IIm model configurations and pricing as detailed in Attachments A through A5.

         (ii) Series IIc Growth Frame. Seller shall offer Customer Series IIe Growth Frames in the configuration and pricing as detailed in Attachment B.

         (iii) Series IIe Sectorization. Seller shall offer Customer a Series IIe Sectorization model in the configuration and pricing as detailed in Attachment C.

         Any Series II, Series IIe, Series IIm or Series IImm Cell Sites ordered, other than the above referenced models (except as provided immediately below) will be subject to the discounts set forth in Subsection (a) above, as applicable.

(g)      Refurbished Mod LACS with New LAMs and Pre-amps. Seller currently has a
         stock of      refurbished      Mod LACs. These LACs include new LAMs
         and carry a two year standard warranty. The warranty period for such a LAC shall commence upon the earlier of (i) the installation complete
         date (whether or not installed by Seller), or (ii)      . Seller is
         willing to offer these refurbished LACs to Customer at a      price of
              LAC with pre-amps. Availability of refurbished      Mod LACs is on
         a first-come-first-served basis. This price is available for refurbished LACs only.

(h)      Mod M-LAC (Modulator LAC) Pricing. Seller shall provide Customer with
         the option of purchasing a minimum of      Mod M-LACs per order under
         orders calling for delivery within Seller's standard lead time and made in the first quarter and third quarter of each of the calendar
         years      . This       purchase pricing option shall      the
         calendar years      . The price for       Mod M-LACs shall be       .
         Bulk purchases of more than       shall be priced                 .

(i)      Series II RCU Pricing. Seller shall provide Customer with the option of
         bulk purchasing a minimum of       analog RCUs per order under orders
         calling for delivery within Seller's standard lead time and made in the first quarter and third quarter of each calendar year during the
         initial       term of this Agreement. The price for      units is     .
         This price       of this Agreement.       purchases of more than
         shall be priced      .

(j)      Meg Memory Upgrade. Seller shall charge Customer a       for the
         purchase of       8-Meg Memory boards. This upgrade will be required in
         all Series II product family cell sites prior to cut over of the Fargo and Billings MSCs. See Attachment F for CTSO Fax Flash installation instructions.

(k) TDMA Cell Site Pricing. The following pricing shall be applicable during the initial year term of this Agreement.

         (i)      TDMA Enhanced Digital Radio Unit (EDRU). The EDRU shall be
                  priced at        Seller's Customer Price List in effect upon
                  order acknowledgment,

                  The planned General Availability (GA) date for the EDRU, which
                  will support both the VSELP and ASELP vocoders, is      .
                  However, this GA date is dependent upon availability of IS-136 ASELP compliant mobiles for testing purposes in .

         (ii) Series IIe TDMA Initial Operating Software Fees. The Series IIe TDMA Initial Software Fee

(l) CDMA Cell Site Pricing. Attachment D contains Seller's estimated CDMA pricing for a Series II CDMA Growth Frame with eight (8) CDMA voice channels. The estimated price for the CDMA Growth Frame has been computed using Customer's standard cell site hardware discount for initial cell site software operating fees. Note, this price does not include the additional hardware requirements for the MSC (5ESS, ECP, & IMS) or CDMA software features.

(m) MSC Upgrade Pricing. Customer has requested 5ESS remote switch configurations to replace all current Universal (U-Mod) and Traditional Mod (T-Mod) DCSs. Seller has developed 5ESS-CDX pricing based on Customer's requirements for a 60 DS1 remote switch configuration. The
         estimated price for a 60 DS1 5ESS-CDX switch is       per switch -- see
         Attachment G for CDX pricing. The actual price shall be determined by the final configuration of each switch using the methodology as per Attachment G. This price includes software, critical spares and engineering. In addition, to the 5ESS-CDX equipment Customer will be required to purchase additional timing equipment for the ECP. The
         additional ECP equipment is estimated at       per remote 5ESS-CDX --
         see

         Attachment H for pricing. Installation, engineering, and transportation, and the Landline Cellular Option (LCO) and Landline features are additional.

         Should Customer place orders with Seller, in accordance with Seller's standard lead time, to upgrade its existing Definity T-Mod and U-Mod remote switch modules (listed below) in Butte, Missoula, Bismarck,
         Grand Forks, Casper, Pueblo, and Great Falls by December 31,1997      ,
         for the U-Mod or T-Mod equipment listed in the table below:

              DCS #     NAME               MS       T-MOD    U-MOD
              ---       ----               --       -----    -----
               1        Billings            1         2        2
               2        Butte               1                  2
               3        Missoula            1         2
               4        Bismarck            1         1        1
               5        Grand Forks         1         2
               6        Casper              1         2
               7        Pueblo              1                  2
               8        Great Falls         0         1
                                            -        --        -
                        TOTAL               7        10        7



                         Customer may use the Billings DCS (1 TMS, 2 T-Mods, 2 U=Mods) for growth purposes in other markets until conversion of the Customer's remote switching offices to 5ESS CDX technology, not later than .

         In return for the       U-Mod or T-Mod equipment listed above, Customer
         will be required to de-install and return the Definity DCSs (including TMS, Common Controller, U-Mod and T-Mod and ancillary DCS equipment, except power) to Seller. Customer will be required to pay for de-installation and packing of DCS equipment. Seller will pay shipping
         cost to a warehouse to be designated by Seller. The       for the
         Butte, Missoula, Bismarck, Grand Forks, Casper, Pueblo, and Great Falls
         DCS upgrade is       . This       is based on Customer purchasing a
         minimum of seven 5ESS-CDXs with a minimum of       420 DS1 connections,
         for a minimum of (which is inclusive of Customer's standard MSC discount), for Butte, Missoula, Bismarck, Grand Forks, Casper, Pueblo, and Great Falls.

(n)      Optional Software Features Pricing. Seller will invoice Customer a price for certain Optional Software Features, as provided herein. For
               Customer can activate any new optional ECP/OMP or Series II
         product family cell features in      (including interim releases). This
         includes any features expressly described in Attachment E plus any
         additional optional features that become available in      (including
         interim releases). The fee will be invoiced progressively as follows:

          ------------------------------------------------------------
                            SOFTWARE PAYMENT SCHEDULE
                            -------------------------
                                        |
                                        |
                                        |
          ------------------------------------------------------------




         For any Candidate Software Feature offered in this Agreement pursuant to Attachment E, which for whatever reason, is not developed and/or
         released pursuant to Seller's Software Releases       (including
         interim releases); Seller will employ reasonable efforts to provide
         said Candidate Software Features to       . Seller's obligation to
         continue its efforts with respect to any such non-provided Candidate Software Feature shall arise only if Customer notifies Seller of Customer's continuing interest in obtaining and using such feature. Any
         Candidate Software Feature developed subsequent to release       yet
         within said term of this Agreement shall be provided to Customer at
               .

         The Software package pricing does not include the following:

         1.       5ESS Landline features.
         2. Cell or ECP Initial Operating fees (applicable only for new cells or ECP)
         3. CDPD Initial Operating fee and optional features for MDIS, MDBS or NMS.
         4. Annual Release Maintenance Fees or comparable Software Update fees.

     As regards any analog or TDMA optional software features that Customer acquires pursuant to this Agreement, Seller agrees that during the
         initial term of this Agreement, Seller shall      , , provide CDMA
         equivalent features for those portions of the System(s) on which
         Customer implements the CDMA technology during such initial       term.

(o)      Series I Cell Sites. Seller agrees to      of Customer's existing
         Series I Cell Sites when they are replaced with Series II Cell Sites (other than microcells) purchased under this Agreement. As each Series II Cell Site (other than a microcell) is purchased under this Agreement in replacement of an existing Series I Cell Site, Customer shall be entitled the replaced Series I Cell Site. Customer shall provide to Seller with each Series I Cell Site all relevant spare circuit packs and other Series I related equipment (but not including power and transmission equipment).

         Except as provided below, or as otherwise agreed by Seller promptly after it has been replaced by a Series II Cell Site. Prior to delivery of such Series II Cell Site, Customer shall issue its order for Seller to de-install and pack the Series I Cell Site. Seller shall invoice Customer at Seller's standard rates for such Services. Seller shall bear the expense of transporting the Series I Cell Site from Customer's location to Seller's location of choice. Title and risk of loss of or damage to the Series I Cell Site shall remain with Customer until commencement of de-installation by Seller. If requested by Seller, Customer shall issue its evidence of such transfer of title.

         For each Series I Cell Site under the provisions of this subclause, Seller shall issue a

(p)      Annual Release Maintenance Fees. Seller will charge Customer Annual
         Release Maintenance Fees (for MSCs and Cell Sites) in the       amount
         of       per ECP. This fee will be automatically invoiced to Customer in January of each year and is based on the number of ECPs in service as of December 31 of the immediately preceding calendar year. Customer
         will be invoiced       for       Annual Release Maintenance Fees upon
         execution of this Agreement. Seller will accept Customer's       as
         payment       for       Annual Release Maintenance Fees.

(q) 5ESS Landline Pricing. Seller's budgetary pricing for landline feature capability for the 5ESS-2000, based on information provided by
         Customer, for      _ customers is       -- see Attachment K.

1.11     INVOICES AND TERMS OF PAYMENT

         Except as provided in this Agreement, Products and Licensed Materials (including transportation charges and taxes, if applicable) will be billed by Seller when shipped, or as soon thereafter as practicable. Engineering will be billed upon main shipment of Products. Installation will be billed as performed or as soon thereafter as practical. Customer shall pay such invoiced amounts, less any disputed items, for receipt by Seller within thirty (30) days of the invoice date. Delinquent payments are subject to a late payment charge at the
rate       per month, or portion thereof, of the amount due (but not to exceed the maximum lawful rate). Any disputed items which Seller determines are not valid are due for payment based upon the original invoice date and will be subject to a retroactive late payment charge based upon the original invoice date. Customer shall notify Seller of any disputed invoice amounts within from the date of the invoice. Seller may apply any credit which remains outstanding in favor of Customer to the oldest undisputed invoice which remains in Customer's portfolio.

         1.11.1       ENGINEER, FURNISH AND INSTALL (EF&I) ORDERS:

         Seller shall bill EF&I and/or F&I orders under this Agreement on an
individual order basis, at       . For purposes hereof, EF&I and F&I orders
include only those orders issued in accordance with Seller's standard lead times which include combined EF&I or combined F&I when such orders are originally issued, and do not include originally issued E&F or Furnish only orders as to which Customer subsequently or separately orders installation Services. Such excluded orders shall be billed pursuant to Section 1.11 immediately preceding.

         1.11.2   EARLY PAYMENT DISCOUNTS:

         Provided that Customer makes payment by EFT as set forth in Subsection
1.11.3 below, Customer may pay all invoiced amounts, less an additional percent discount, if payment is received by the Seller within ten (10) days of the invoice date. Such additional discount shall be applied against the invoiced amount (i.e., after all applicable discounts have been applied).

         1.11.3   ELECTRONIC FUNDS TRANSFER (EFT) PAYMENTS:

         Customer payments for invoiced amounts may be made by EFT means. EFT payments shall be made to:

         Lucent Technologies Inc.
         c/o Chase Manhattan Bank
             New York, New York
             Lucent Domestic CARMS Acct#        ABA Routing Number

Seller shall be entitled to change such address for EFT transfers by notice furnished pursuant to Section 1.23 of this Agreement.

Customer shall, concurrently with the EFT payment, either mechanically transmit a remittance file to Seller's banking institution identified above or fax to the Seller the related EFT payment remittance advice such that Seller may apply EFT payments to the proper invoices paid. Remittance advices shall be faxed to:

         Lucent Technologies Inc.
         Financial Operations Center
         900 North Point Parkway
         Alpharetta, Ga. 30202
         Attn:  Cash Applications Manager
         Fax: (770) 750-4288

with fax copy to:

         Lucent Technologies Inc.
         2000 Northeast Expressway
         Norcross, Georgia 30071
         Attn: James Stevens
         Network Systems Wireless Asset Management Group
         Fax: (770) 798-2167

         1.11.4   PAYMENTS BY CHECK (NON-EFT):

         Non-EFT payments and related remittance advices shall be mailed to the address identified on Seller's invoice.

1.12.    DELIVERY AND INSTALLATION SCHEDULE

         Pursuant to the Project Implementation Schedule per Attachment M, Customer shall notify Seller that the MSC site and/or cell sites for the Systems described in Attachments A - M are ready for installation and that Customer's responsibilities referred to in Article IV relating to such sites have been performed or furnished. Seller shall have access to such sites on and from the date of Seller's receipt of such notification (the "Start Date").

         Seller agrees that it will install all of the parts of the Systems and submit notices of completion to Customer on or before the Initial Operations Date, which, unless extended as provided in this Agreement or by mutual consent of the parties, shall be pursuant to the Schedule per Attachment M.

1.13.    TRANSPORTATION

         Seller's prices for Products and Licensed Materials do not include freight charges or related transportation Services or charges therefor, unless expressly stated in writing by Seller to the contrary. Seller, in accordance with its normal practices, will arrange for transportation for such items, will prepay transportation, if appropriate, and invoice transportation charges.

         If Customer elects to route Products and/or Licensed Materials or to arrange for transportation, Seller will provide related services subject to a separate fee.

Premium transportation will only be used with Customer's concurrence.

1.14.    PACKING, MARKING, AND SHIPPING:

         Seller shall, at no additional charge, pack and mark shipping containers in accordance with its standard practices for domestic shipments. Where in order to meet Customer's requests, Seller packs and/or is required to mark shipping cartons in accordance with Customer's specifications, Seller shall invoice Customer reasonable additional charges related to such packing and/or marking.

         Seller shall:

(a) Enclose a packing memorandum with each shipment and, if the shipment contains more than one package, identify the package containing the memorandum; and

(b) Mark Products as practicable for identification in accordance with Seller's marking specifications (e.g., model/serial number and month and year of manufacture).

         Partial shipments under an order may be made by Seller and separately invoiced.

1.15.    TITLE AND RISK OF LOSS:

         Title (except as provided in the clause USE OF INFORMATION and in Article III) and risk of loss to a Product, Licensed Material, or other item furnished to Customer under this Agreement shall pass to Customer upon delivery to the final destination established by Customer's order for the item or other agreement of the parties. Delivery of an item to its final destination by Seller shall be deemed complete at such time as all transportation, interim warehousing, hauling and hoisting required to be performed by Seller or its agents under the order for the item have been completed. Notwithstanding the above, if sooner, title and risk of loss to the item shall pass to Customer at the point at which Seller or Seller's supplier or agent turns over possession of the item to Customer, Customer's employee, Customer's designated carrier, warehouser or hoister, or other Customer's agent. For the purposes of this clause, receipt of an item by a carrier arranged for by Seller in performance of a Turnkey Service provided under separate agreement of the parties shall be deemed receipt by Customer's designated carrier.

         Customer shall notify Seller promptly of any claim with respect to loss which occurs while Seller has the risk of loss and shall cooperate in every reasonable way to facilitate the settlement of any claim.

         Nothing herein shall, during the period either party has the risk of loss to an item, relieve other party of responsibility for loss to the item resulting from the acts or omissions of said other party, other parties employees or agents.

1.16.    COMPLIANCE WITH LAWS:

         Performance under this Agreement shall be subject to all applicable laws, orders, and regulations of federal, state, and local governmental entities.

1.17.    TAXES:

         Customer shall be liable for and shall reimburse Seller for all taxes and related charges, however designated, (excluding franchise taxes, taxes on Seller's gross receipts, net income or similar taxes) imposed upon or arising from the provision of Services, or the transfer, sale, license, or use of Products, Licensed Materials, or other items provided by Seller. Taxes reimbursable under this paragraph shall be separately listed on the invoice.

         Seller shall not collect the otherwise applicable tax if the front of the order indicates that the purchase is exempt from Seller's collection of such tax and a valid tax exemption certificate is furnished by Customer to Seller.

1.18.    TRAINING:

         Seller will make available Seller's standard training for Customer's personnel in the planning for, operation and maintenance of Products and Software furnished hereunder in accordance with Seller's published prices at Seller's training locations or as mutually agreed.

1.19.    TERMINATION FOR CONVENIENCE:

         Customer may, upon written notice to Seller, terminate any order or portion thereof, except with respect (i) to any order for Systems, or (ii) to Products or Licensed Materials that have already been shipped and Services that have already been performed.

         For those Products and Licensed Materials not shipped but considered stock items, Customer agrees that it will pay Seller an order termination fee
equal to      of the price or licensee fee for such items.

         For those Products and Licensed Materials not shipped and considered customized or non-stock items, Customer agrees to pay a termination fee based upon Seller's incurred expenses (after adjustment for recoveries and/or salvage value, if any), including associated general and administrative expenses plus a reasonable profit.

         For Services in process, Customer agrees to pay for all Services rendered to date, plus Seller's incurred expenses, including a reasonable profit, for those Services ordered by Customer and subsequently terminated.

         Customer may issue "holds" on orders or suspend performance under this Agreement, in whole or in part, with Seller's prior written consent and upon terms that will compensate Seller for any loss, damages, or expenses incurred.

1.20.    CANCELLATION FOR BREACH:

         In the event Seller or Customer is in material breach or default of this Agreement or any order placed hereunder and such breach or default
continues for a period       of after the receipt of written notice (and such
additional time as may be agreed upon by the parties), then Seller or Customer shall have the right to cancel that part of any order affected by the breach or default without any charge, obligation or liability, except for those items already fully discharged. Notwithstanding anything in the foregoing to the contrary, in the event that Customer shall cancel an order in part for failure of Seller to deliver items or perform Services in accordance with such order, Customer shall be, entitled to return additional items furnished under such order to the extent they are unusable without such items as are subject to such cancellation. Both parties shall cooperate in every reasonable way to facilitate
the remedy of a breach or default hereunder within such      period.

1.21.    PATENTS, TRADEMARKS AND COPYRIGHTS:

(a) Seller will defend all suits against Customer alleging that any Products, Software or Service furnished hereunder infringes any United States patent, trademark, copyright, trade secret or other intellectual property right and will indemnify and hold Customer harmless against all damages and costs which by final judgment, settlement or award of arbitration may be assessed against Customer on account of such infringement; provided that Seller (i) shall have prompt written notice of all claims of such infringement and suit and full opportunity and authority to assume the sole defense of and to settle such suit, and (ii) shall be furnished upon Seller's request all information and assistance available to Customer for such defense. If said item is in any such suit held to constitute infringement and the use of said item is enjoined, Seller will, at its sole cost and expense, without adversely affecting the ability of the System to perform in accordance with the Specifications, including, without limitation those respecting service received by subscribers, billing, administration and maintenance, at its option, either procure for Customer the right to continue using said item; or replace it with a suitable non-infringing item; or modify it so it becomes non-infringing; or, with consent of Customer, remove the item and refund the purchase prices less a reasonable allowance for use, damage and obsolescence, provided, however, that if the removal of the enjoined item renders the System inoperable, or adversely affects the ability of the System to perform in accordance with the Specifications, including, without limitation, those respecting service received by subscribers, billing, administration and maintenance, Seller shall also remove the System and refund to Customer the amount paid therefor less a reasonable amount for use, damage and obsolescence.

            In exercising any of its options under this Paragraph 1.21 Seller shall minimize disruption of Customer's use of the System.

(b) If Seller elects not to assume the sole defense of any such claim, Seller shall reimburse Customer for its costs in defending such claim, including reasonable attorney's fees.

(c) No undertaking of Seller under this clause shall extend to any such alleged infringement or violation to the extent that it: (1) arises from adherence to design modifications, specifications, drawings, or written instructions which Seller is directed by Customer to follow, but only if such alleged infringement or violation does not reside in corresponding commercial Product or Licensed Material of Seller's design or selection; or (2) arises from adherence to instructions to apply Customer's trademark, trade name, or other company identification; or (3) resides in a Product or Licensed Material which is not of Seller's origin and which is furnished by Customer to Seller for use under this Agreement; or (4) relates to uses of Products or Licensed Materials provided by Seller in combinations with other Products or Licensed Materials, furnished either by Seller or others, which combination was not installed, recommended or otherwise approved by Seller. In the foregoing cases numbered (1) through (4), Customer will defend and save Seller harmless, subject to the same terms and conditions and exceptions stated above with respect to the Seller's rights and obligations under this clause.

(d) The liability of Seller and Customer with respect to any and all claims, actions, proceedings, or suits by third parties alleging infringement of patents, trademarks, or copyrights or violation of trade secrets or proprietary rights because of, or in connection with, any items furnished pursuant to this Agreement shall be limited to the specific undertakings contained in this clause and shall not be governed by the Paragraph entitled CUSTOMER'S REMEDIES.

1.22.    USE OF INFORMATION:

         All Information which bears a legend or notice restricting its use, copying or dissemination, shall remain the property of the furnishing party. The furnishing party grants the receiving party the right to use such Information only as follows. Such Information (1) shall not be reproduced or copied, in whole or part, except for use as authorized or contemplated in this Agreement; and (2) shall, together with any full or partial copies thereof, be returned or destroyed when no longer needed. Moreover, when Seller is the receiving party, Seller shall use such Information only for the purpose of performing under this Agreement, and when Customer is the receiving party, Customer shall use such Information only (1) to order, (2) to evaluate Products, Licensed Materials or Services, or (3) to install, operate, and maintain the particular Products or Licensed Materials for which it was originally furnished. Unless the furnishing party consents in writing, such Information, except for that part, if any, which is known to the receiving party free of any confidential obligation, or which becomes generally known to the public through acts not attributable to the receiving party, shall be held in confidence by the receiving party. The receiving party may disclose such Information to other persons, upon the furnishing party's prior written authorization, but solely to perform acts which this clause expressly authorizes the receiving party to perform itself and further provided such other person agrees in writing (a copy of which writing will be provided to the furnishing party at its request) to the same conditions respecting use of Information contained in this clause and to any other reasonable conditions requested by the furnishing party.

         The term "Information" as used in this clause does not include Software (whether or not embodied in Firmware) or Related Documentation. The use of Software and Related Documentation is governed by Article III of this Agreement.

1.23.    NOTICES:

         All notices under this Agreement shall be in writing (except where otherwise stated) and shall be addressed to the addresses set forth below or to such other address as either party may designate by notice pursuant hereto. Such notices shall be deemed to have been given when received.

         Seller:  Lucent Technologies Inc.
                  Post Office Box 20046
                  Greensboro, North Carolina 27420

                  Attn: Contract Manager, Network Systems

                  Copy to:   Lucent Technologies Inc.
                             67 Whippany Road
                             Post Office Box 903
                             Whippany, New Jersey 07980
                             Attn: Chuck Many, Wireless General Sales Manager

         Customer:  Western Wireless Corporation
                      2001 NW Sammamish Road
                      Suite # 100
                      Issaquah, Washington 98027
                      Attn: Vice President - Engineering

                      Copies to:    Western Wireless Corporation
                                    2001 NW Sammamish Road
                                    Suite # 100
                                    Issaquah, Washington 98027
                                    Attn: General Counsel

                                    Rubin Baum Levin Constant & Friedman
                                    30 Rockefeller Plaza - 29 Floor
                                    New York, New York 10112
                                    Attn: Barry A. Adelman, Esq.

1.24.    RIGHT OF ACCESS:

         Each party shall provide the other access to its facilities reasonably required in connection with the performance of the respective obligations under this Agreement. No charge shall be made for such access. Reasonable prior notification will be given when access is required. Neither party shall require releases of any personal rights in connection with visits to its premises.

1.25.    INDEPENDENT CONTRACTOR:

         All work performed by one party under this Agreement shall be performed as an independent contractor and not as an agent of the other and no persons furnished by the performing party shall be considered the employees or agents of the other. The performing party shall be responsible for its employees' compliance with all laws, rules, and regulations while performing work under this Agreement.

1.26.    CUSTOMER'S REMEDIES:

(a) Customer's exclusive remedies and the entire liability of Seller and its affiliates and their employees and agents for any claim, loss, damage, or expense of Customer or any other entity arising out of this Agreement, or the use or performance of any Product, Licensed Material, or Service, whether in an action for or arising out of breach of contract, tort, including negligence indemnity, or strict liability shall be as follows:

         (1) For infringement--the remedy set forth in the "PATENTS, TRADEMARKS, AND COPYRIGHTS" clause;

         (2) For the performance of Products, Turnkey Items, Software, Services, and Turnkey Services or claims that they do not conform to a warranty--the remedy set forth in the applicable "WARRANTY" clause;

         (3) For tangible property damage and personal injury caused by Seller's negligence--the amount of direct damage;

         (4) For everything other than as set forth above--the amount of direct damages not to exceed.

(b) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, OTHER THAN SUBSECTION (A) ABOVE AND ANY OTHER EXPRESS REMEDY SET FORTH IN THIS AGREEMENT, NEITHER PARTY NOR ITS AFFILIATES, ITS EMPLOYEES OR AGENTS SHALL BE LIABLE FOR INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGE OR LOST PROFITS, REVENUES OR SAVINGS ARISING OUT OF THIS AGREEMENT, OR THE USE OR PERFORMANCE OF ANY PRODUCT, LICENSED MATERIALS, TURNKEY ITEMS, SERVICES, TURNKEY SERVICES, OR OTHER ITEMS WHETHER IN AN ACTION FOR OR ARISING OUT OF BREACH OF CONTRACT, TORT, INCLUDING NEGLIGENCE, OR STRICT LIABILITY. THIS CLAUSE 1.26(b) SHALL SURVIVE FAILURE OF AN EXCLUSIVE OR LIMITED REMEDY.

(c) Customer shall give Seller prompt notice of any claim. Any action or proceeding against Seller must be brought within the earlier of twenty-four (24) months after the Customer has knowledge of the existence of a cause of action or the end of the applicable period for limitation of actions.

1.27.    FORCE MAJEURE:

         Except with respect to Customer's obligation to make timely payments under this Agreement, neither party shall be held responsible for any delay or failure in performance to the extent that such delay or failure is caused by a Force Majeure.

1.28.    ASSIGNMENT:

         Except as provided in this clause, neither party shall assign this Agreement or any right or interest under this Agreement, nor delegate any work or obligation to be performed under this Agreement, (an "assignment") without the other party's prior written consent, which consent will not be unreasonably withheld or delayed. Any attempted assignment in contravention of this shall be void and ineffective. Nothing shall preclude a party from employing a subcontractor in carrying out its obligations under this Agreement. A party's use of such subcontractor shall not release the party from its obligations under this Agreement.

         Upon the acceptance by Seller of any assignment by Customer pursuant to this clause 1.28 and assumption of the duties under this Agreement by the assignee and the payment in full of all amounts due and owing under this Agreement, Customer shall be released and discharged, to the extent of the assignment, from all further duties under this Agreement.

         Seller has the right to assign this Agreement and to assign its rights and delegate its duties under this Agreement, in whole or in part, at any time and without Customer's consent, to any present or future Subsidiary of Seller, or to any combination of the foregoing. Seller shall give Customer prompt written notice of the assignment.

         Any assignment by Seller pursuant to this Clause shall not relieve Seller from any obligations or duties under this Agreement unless Customer, upon being assured as to the financial viability of Seller's assignee, consents to Seller being released and discharged, such consent not to be unreasonably withheld by Customer.

         For purposes of this clause, the term "Agreement" includes this Agreement, any subordinate contract entered into in connection with or as contemplated by this Agreement and any order placed under such Agreement or subordinate contract.

1.29.    PUBLICITY:

         Each party shall submit to the other proposed copy of all Advertising wherein the name, trademark, code, specification or service mark of the other party or its affiliates is mentioned; and neither party shall publish or use such Advertising without the other's prior written approval. Such approval shall be granted as promptly as possible (usually within ten (10) days), and may be withheld only for good cause. The parties acknowledge that the obtaining of prior approval for each such use may be an administrative burden. At the request of either party, Customer and Seller will establish mutually acceptable written guidelines that will constitute pre-authorization for the uses specified therein. Such guidelines shall be subject to change from time to time at the reasonable request of either party.

1.30.    APPLICABLE LAW:

         The construction and interpretation of, and the rights and obligations of the parties pursuant to this Agreement, shall be governed by the laws of the State of New York without giving effect to principles of conflicts of law. .

1.31.    SURVIVAL OF OBLIGATIONS:

         The parties' rights and obligations which, by their nature, would continue beyond the termination, cancellation, or expiration of this Agreement, shall survive such termination, cancellation, or expiration.

1.32.    SEVERABILITY:

         If any provision in this Agreement shall be held to be invalid or unenforceable then such provision shall be construed so as to render it enforceable, to the extent feasible. If no such construction is feasible, such provision shall be severed from this Agreement and, the remaining portions shall remain in effect. In the event such invalid or unenforceable provision is considered an essential element of this Agreement, the parties shall promptly negotiate a replacement provision.

1.33.    NON-WAIVER:

         No waiver of the terms and conditions of this Agreement, or the failure of either party strictly to enforce any such term or condition on one or more occasions shall be construed as a waiver of the same or of any other term or condition of this Agreement on any other occasion.

1.34.    CUSTOMER RESPONSIBILITY

         Each Party, at no charge to the other Party, shall provide such party with such electrical and environmental conditions, technical information, data, technical support, or assistance as may reasonably be required by such Party to fulfill its obligations under this Agreement, any subordinate agreement, or order. If either Party fails to provide the required conditions, information, data, support, or assistance, the other Party shall be discharged from any such obligation.

1.35.    PUBLICATION OF AGREEMENT

         The parties shall keep the provisions of this Agreement and any order submitted hereunder confidential except (i) as reasonably necessary for performance hereunder, (ii) to their respective lenders, accountants and legal counsel, and except to the extent disclosure may be required by applicable laws or regulations, in which latter case, the party required to make such disclosure shall promptly inform the other prior to such disclosure in sufficient time to enable such other party to make known any objections it may have to such disclosure. Such other party shall have the right to seek a protective order to assure that such information will be withheld from the public record. The party required to make the disclosure shall, upon request of the other party and at such other party's expense, provide reasonable assistance in obtaining such protective order.

1.36.    ARBITRATION:

         Any dispute regarding any right, obligation, duty or liability arising out of the provisions of this Agreement, shall be referred upon written demand by either party within sixty (60) days, to the Intercompany Review Board.

         The Intercompany Review Board shall be a standing committee composed of two members each from Seller and Customer. Each party shall notify the other of the name, title and address of its representatives appointed to the Intercompany Review Board.

         Upon resignation or retirement of any member from the Board, or replacement of any member of the Board, the party which placed the member on the Board shall immediately notify the other of the name, title, and address of that member's replacement. Any reference herein to the Board, or members of the Board, shall include the above designees of the members.

         Upon referral of any dispute to the Board, the members of the Board may meet in person or by telephone, or confer by any other means to resolve the dispute. A formal resolution from the Board must be in writing and signed by all four members.

         If a controversy referred to the Board is not resolved within     of
such referral, either party may request initiation of mediation of the controversy under the Commercial Mediation Rules of the American Arbitration Association. A party receiving such request shall not be required to consent to mediation, but each party hereby represents that it will be its policy to act in good faith and genuinely to consider mediation.

         If the controversy has not been resolved within       of the initiation
of mediation, or if the notified party is not willing to engage in mediation, which may be inferred by the notifying party if the notified party's written
concurrence is not received within       , such controversy shall be resolved by
arbitration pursuant to this Paragraph and the then current rules, and under supervision of, the American Arbitration Association ("AAA"). The duty to arbitrate shall extend to any officer, employee, agent, Affiliate or Subsidiary making or defending any claim which would otherwise be arbitrable hereunder. The arbitration shall be held in New York City before a single arbitrator who is knowledgeable in commercial business transactions and wireless communications and who is acceptable to both parties. If the parties are unable to agree upon
an arbitrator within      , the arbitrator shall be selected by the President of
the AAA. The arbitrator's decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws.
         Each party shall bear its own attorney's fees associated with any mediation or arbitration instituted hereunder and other costs shall be borne as provided by the applicable rules of the American Arbitration Association; provided, however, if court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses and attorney's fees which are reasonably incurred by the other party.

         The procedures specified in this Paragraph shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, nothing herein shall be deemed to require arbitration of matters deemed not arbitrable under federal law, or to prohibit a party from seeking a preliminary injunction or other preliminary judicial relief if in such party's judgment such action is necessary to avoid irreparable damage. Despite any such action, the parties will continue to participate in good faith in the procedures specified herein. All applicable statutes of limitation shall be tolled while the procedures specified in this clause are pending, and nothing herein shall be deemed to bar any party from taking such action as may be required to effectuate such tolling.

         Except as provided expressly in this Paragraph, nothing in this Agreement shall in any way affect or limit the rights of the parties to pursue remedies at law or in equity.

1.37.    DUTIES OF GOOD FAITH

         Seller acknowledges that Customer, in entering into this Agreement, has relied on the good will and trust that Seller has assured Customer that Seller deserves. Customer acknowledges that Seller, in entering into this Agreement, has relied on the good will and trust that Customer has assured Seller that Customer deserves. Customer and Seller accordingly agree to discharge all of their obligations and exercise all judgments and action hereunder in utmost good faith and in such a fashion as will minimize costs and losses to Customer or Seller.

                                  2. ARTICLE II

                PROVISIONS APPLICABLE TO THE PURCHASE OF PRODUCTS

2.1.     GENERAL:

         The provisions of this Article II shall be applicable to the purchase of Products from Seller. If Software is also to be licensed for use on a purchased Product, or if a Product is also to be engineered or installed by Seller, the provisions of Articles III and IV shall also be applicable.

2.2.     PRODUCT AVAILABILITY:

         Seller shall notify Customer, usually at least one (1) year, before Seller discontinues accepting orders for a Seller's Manufactured Product sold under this Agreement. Upon receipt of such notice with respect to a Product, Customer shall have the right to place orders for its reasonably anticipated future needs for such Product. Where Seller offers a functionally equivalent Product for sale, the notification period may vary.

2.3.     DOCUMENTATION:

         Seller shall furnish to Customer, one copy of documentation for the Products provided hereunder (i.e., one set of ECP documentation for each ECP Site, one set of DCS documentation for each DCS Site and one set of cell site documentation for each Cell Site). Such documentation shall be sufficient to acquaint Customer's personnel with the System and Products and any further Systems provided hereunder and to specify, order, operate and maintain such Products. Such documentation will be that customarily provided by Seller to its Customers at no additional charge. Such documentation shall be provided prior to, with, or shortly after the shipment of the Products from Seller to Customer. Additional copies of the documentation are available at prices set forth in the Customer Price List.

2.4.     PRODUCT COMPLIANCES:

         Seller represents that a Product furnished hereunder shall comply, to the extent required, with applicable federal and state laws, rules and regulations pertaining to the Products, including without limitation, the requirements of Part 22 of the Federal Communication Commission's Rules and Regulations pertaining to cellular radio in effect upon delivery of such Product. In addition, Seller represents that a Product furnished hereunder shall comply, to the extent required, with the requirements of Subpart J of Part 15 of the Federal Communication Commission's Rule and Regulations in effect upon delivery of such Product, including those sections concerning the labeling of such Product and the suppression of radio frequency and electromagnetic radiation to specified levels. Seller makes no undertaking with respect to harmful interference caused by (i) installation, repair, modification or change of Products or Software by other than Seller, Seller's agents or employees or subcontractors; (ii) Products being subjected to misuse, neglect, accident or abuse by other than Seller, Seller's agents or employees or subcontractors;
(iii) Products or

Software being used in a manner not in accordance with operating instructions or in a suitable installation environment.

         Seller assumes no responsibility under this clause for items designated or supplied by Customer, including but not limited to antennas, power equipment and batteries. Type acceptance or certification of such items shall be the sole responsibility of Customer.

2.5.     PRODUCT CHANGES:

         Prior to the shipment of a Product, Seller may at any time make changes in a Product furnished pursuant to this Agreement, or modify the drawings and published specifications relating thereto, or substitute Products of later design to fill an order, provided the changes, modifications, or substitutions under normal and proper use do not impact upon the Form, Fit, or Function of an ordered Product as identified in the Specifications and do not adversely impact the ability of the Product or System as a whole to operate in accordance with those Specifications.

         Seller shall notify Customer of all changes to Products which, in Seller's determination, are required to remedy a non-conformance to Seller's applicable Specifications, to correct design defects that are of type that result in inoperative electrical or mechanical conditions or an extremely unsatisfactory operating condition, or which are recommended to enhance safety.

         If Seller has furnished and installed a Product which is subject to such a change, Seller will implement such change, at its expense, if it is
announced within       from the date of shipment of that Product, by, at its
option, either (1) modifying the Product at Customer's site; (2) modifying the Product which Customer has returned to Seller in accordance with Seller's instructions; or (3) replacing the Product requiring the change with a replacement Product for which such change has already been implemented. However, if Seller has not engineered the original Product application and, accordingly, office records are not readily available to Seller, Seller will provide the generic change information and associated parts for Customer's use in applying such change. If Seller has not installed such Product, Seller, will, at its expense, furnish the parts and documentation necessary to implement such change
if it is announced within       from the date of shipment of that Product.
Customer may notify Seller of any problems which it considers fall within the categories described above. If Customer does not make or permit Seller to make the change as stated above within one (1) year from the date of change notification, subsequent repairs or replacements under this Paragraph and under the Paragraph entitled PRODUCT WARRANTY may, at Seller's option, be billed to Customer.

2.6.     CONTINUING PRODUCT SUPPORT - PARTS AND SERVICES:

         In addition to repairs provided for under Product Warranty, Seller offers repair Services and Repair Parts in accordance with Seller's repair Services and Repair Parts practices and terms and conditions then in effect, for Seller's Manufactured Products furnished pursuant to this Agreement. Such repair Services and Repair Parts shall be available while Seller is manufacturing or
stocking such Products or Repair Parts, but in no event less than       after
such Product's discontinued availability effective date. Seller may use either new, remanufactured, reconditioned, refurbished, or functionally equivalent Products or parts in the furnishing of repairs or replacements under this Agreement.

         Seller will give Customer reasonable notice of its intention to discontinue manufacture of such Repair Parts so that Customer may order additional parts for inclusion in its inventory, provided that nothing in this sentence shall limit Seller's obligation under this Paragraph or Paragraph 2.2. In addition, when Seller ceases to supply such parts and a functional equivalent has not been designated, it will attempt to locate another source of supply for Customer.

2.7.     SPECIFICATIONS:

         Upon request, Seller shall provide to Customer,      , one (1) copy of
Seller's available commercial Specifications applicable to Products orderable hereunder. Additional copies are available at the applicable price therefor. Such Specifications, together with all Product and Software and all applicable training documentation, are all that is necessary to operate or maintain the System, Products and Software.

2.8.     CUSTOMER TECHNICAL SUPPORT:

         Seller provides Customer Technical Support for the AUTOPLEX Cellular System through the Customer Technical Support Organization (CTSO). The CTSO is
available      and is solely dedicated to the Seller's Wireless Infrastructure
Product line. The CTSO provides diagnostic center support, performance measurement and system engineering services. Customer Technical Support is currently provided at no cost to the Customer. Seller agrees that during the term of this Agreement, that it shall not commence to charge Customer for such services unless it generally commences to charge other customers of Seller in comparable circumstances. Special, unusual or customized services may be billable, depending upon the nature of the request.

2.9.     PRODUCT WARRANTY:

(a)      Seller warrants to Customer during the Warranty Period that:

             (i) As of the date title to Products passes to Customer, Seller will have the right to sell, transfer, and assign such Products and the title conveyed by Seller shall be good and valid;

            (ii)  Upon shipment or, if installed by Seller, on acceptance by
                  Customer or      from the date Seller submits its notice of
                  completion of its installation, whichever is sooner, Seller's Manufactured Products will be free from defects in material and workmanship, and will conform to and perform in accordance with the Specifications, or any other agreed-upon specification referenced in the order for such Product; and

          (iii) With respect to Vendor Items, Seller, to the extent permitted, does hereby assign to Customer the warranties given to Seller by its vendor of such Vendor Items.

                  Such assignment will be effective on the date of shipment of such Vendor Items. With respect to Vendor Items recommended by Seller in the Specifications for which the vendor's warranty cannot be assigned to Customer, or if assigned, less than remain of the vendor's warranty at the time of assignment,
                  Seller warrants for       from the date of shipment or, if
                  installed by Seller, on acceptance by Customer or       from
                  the date Seller submits its notice of completion of its installation whichever is sooner, that such Vendor's Items will be free from defects in material and workmanship. Upon written request of Customer, Seller shall identify those items in its Customer Price Lists that are Vendor Items.

(b) The Warranty Periods listed below are applicable to Seller's Manufactured Products furnished pursuant to this Agreement, unless otherwise stated:


                   Class of Product                                 New Product                    Repaired or
                                                                                                   Replacement
                                                                                                 Product or Part
                   ----------------                                 -----------                  ---------------
Cellular Radio Tele-communications Systems
(Including MSCs & Cell Sites)                                           Months                        Months
Power Products                                                          Months                        Months
Transmission Systems

     -All Transmission Products in the "2000
      Product Family"                                                   Months                        Months
     -D4 Circuit Packs                                                  Months                        Months
     -SLC Circuit Packs                                                 Months                        Months
     -SLC Series 5 Plug-ins                                             Months                        Months
     -T1 Repeaters                                                      Months                        Months
     -DDM-1000 Circuit Packs                                            Months                        Months
     -Other Transmission Products                                       Months                        Months
Other Products                                                          Months                        Months

         Refer to the SOFTWARE WARRANTY CLAUSE for associated Software warranties.

         The Warranty Period for a repaired Product or part thereof repaired under or for a replacement Product of Part thereof furnished in lieu of repair under this Warranty is the period listed or the unexpired term of the new Product Warranty Period, whichever is longer.

Notwithstanding anything in this Agreement to the contrary, Customer's use of any part of Systems In Revenue Service or to provide training or hands-on experience to Customer's personnel shall, if prior to Seller's notice of installation completion, commence the applicable warranty period; provided, however, this provision shall not apply to training provided by Seller nor to the extent that Customer's personnel merely familiarize themselves with the Systems without actual operation of the Products.

(c) If under normal and proper use, a defect or nonconformity appears in an item of Product during the applicable Warranty Period and Customer promptly notifies Seller and confirms such notice in writing of such defect or nonconformity and follows Seller's instructions regarding return of the defective or non-conforming item, Seller, at its option, will either repair or replace the same without charge at its manufacturing or repair facility or provide a refund or credit based on the original purchase price; provided, however, that Seller's option to provide a refund or credit shall not apply to those defects which materially affect (i) the Product's and System's ability to deliver a service to the end users or (ii) the billing, administration or maintenance capabilities of such System. If a defect or non-conformity is in a Seller's Manufactured Product developed by Seller or purchased by Seller pursuant to Seller's procurement specifications and installed by Seller and Seller ascertains in its reasonable judgment that the Product is repairable but not readily returnable for repair, the repairs or replacements shall be made at Customer's site. No Product will be accepted for repair or replacement without the written authorization of and in accordance with instructions of Seller. Transportation expenses associated with returns to Seller shall be borne by Customer. Seller shall pay the costs of transportation of the repaired or replacing item to the destination designated by Customer (within the contiguous forty-eight United States). If Seller determines that a returned item is not defective, Customer shall pay Seller all costs of handling, inspecting, testing and transportation. In repairing or replacing any Product or part of a Product under this warranty, Seller may use reconditioned or refurbished parts. Replaced Products or parts shall become Seller's property.

(d) If Customer and Seller have a disagreement as to whether or not a problem is a defect or nonconformity covered by this warranty, Seller agrees to correct the problem and bill Customer for the corrective action under the Paragraph entitled INVOICES AND TERMS OF PAYMENT. Seller will segregate such bills. Such disputed warranty claims will be subject to resolution by the Intercompany Review Board in accordance with the Paragraph entitled RESOLUTION OF DISPUTES, and if resolved in Customer's favor, Seller agrees to credit Customer for the costs of corrective action covered by warranty.

(e) Seller makes no warranty with respect to defective conditions or non-conformities caused by Products being (i) subjected to misuse, neglect, accident or abuse by anyone other than Seller or its subcontractors, employees or agents; (ii) improperly wired, repaired or altered by anyone other than Seller or its subcontractors, employees or agents; (iii) improperly installed, stored or maintained by anyone other than Seller or its subcontractors, employees or agents; or (iv) used in a manner not in accordance with Specifications or written operating instructions.

(f) If as a result of a defect or non-conformity covered by this warranty, Customer is not able to offer services to its subscribers, billing, administration or maintenance in accordance with the Specifications, Seller shall at its sole cost and expense repair or correct the problem or replace the defective Product and ship any required replacement Product (or components thereof) to Customer as promptly as possible. If such repair, replacement, or installation of replacement Product requires the services of Seller's service personnel at Customer's sites, Seller shall, at its sole cost and expense, dispatch such service personnel as are required to correct such problem immediately upon being notified thereof by Customer.

THE FOREGOING PRODUCT WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER'S SOLE AND EXCLUSIVE REMEDY SHALL BE SELLER'S OBLIGATION TO REPAIR, REPLACE, CREDIT OR REFUND AS SET FORTH ABOVE IN THIS WARRANTY.

                                 3. ARTICLE III
               PROVISIONS APPLICABLE TO THE LICENSING OF SOFTWARE

3.1.     GENERAL:

         The provisions of this Article apply to the granting of licenses pursuant to this Agreement by Seller to Customer for Licensed Materials.

3.2.     LICENSE:

         Upon delivery of Licensed Materials, but subject to payment of all applicable license fees including, but not limited to, any continuing up-date fees, Seller grants to Customer a personal, nontransferable (except as otherwise permitted pursuant to this Agreement), and nonexclusive license pursuant to this Agreement to use Licensed Materials in the Territory with the Designated Processor (or temporarily on any comparable replacement, if the Designated Processor becomes inoperative, until the Designated Processor is restored to operational status) or with Seller's equipment owned by a Related Operator. Customer shall use Licensed Materials only for its own internal business operation or for those of a Related Operator.

       Except as provided herein, the license grants Customer no right to and Customer will not sublicense such Licensed Materials, or modify, decompile, or disassemble Software furnished as object code to generate corresponding Source Code.

3.3.     TITLE, RESTRICTIONS AND CONFIDENTIALITY:

         All Licensed Materials (whether or not part of Firmware) furnished by Seller, and all copies thereof made by Customer, including translations, compilations, and partial copies are the property of Seller.

         Except for any part of such Licensed Materials which is or becomes generally known to the public through acts not attributable to Customer, Customer shall hold such Licensed Materials in confidence, and shall not, without Seller's prior written consent, disclose, provide, or otherwise make available, in whole or in part, any Licensed Materials to anyone, except to its employees having a need- to-know. Customer shall not copy Software embodied in Firmware. Customer shall not make any copies of any other Licensed Materials except as necessary in connection with the rights granted hereunder. Customer shall reproduce and include any Seller copyright and proprietary notice on all such necessary copies of the Licensed Materials. Customer shall also mark all media containing such copies with a warning that the Licensed Materials are subject to restrictions contained in an agreement between Seller and Customer and that such Licensed Materials are the property of Seller. Customer shall maintain records of the number and location of all copies of the Licensed Materials.

         Customer shall take appropriate action, by instruction, agreement, or otherwise, with the persons permitted access to the Licensed Materials so as to enable Customer to satisfy its obligations under this Agreement.

         When the Licensed Materials are no longer needed by Customer, or if Customer's license is canceled or terminated, Customer shall return all copies of such Licensed Materials to Seller or follow written disposition instructions provided by Seller.

3.4.     CHANGES IN LICENSED MATERIALS:

         Seller may substitute modified Licensed Materials to fill an order, provided the modifications, under normal and proper Use, do not materially adversely affect the Use, Function, or performance of the ordered Licensed Materials. Unless otherwise agreed, such substitution shall not result in any additional charges to Customer with respect to licenses for which Seller has quoted fees to Customer.

3.5.     SOFTWARE MODIFICATION REQUESTS:

         Seller will evaluate any request by Customer that the Software provided under this Agreement be modified or enhanced. At the conclusion of such evaluation, Seller will advise Customer as to the feasibility of developing the requested modification or enhancement. Should the request be feasible and if Seller has the resources available to commit to the development, Seller will provide Customer with a price estimate, availability date, and other pertinent information. Other terms and conditions for any such modification or enhancement shall be agreed upon prior to the commencement of work on the modification or enhancement, it being understood that Seller will offer its then standard terms and conditions, if any, being offered to its other customers.

3.6.     MODIFICATION BY CUSTOMER:

         Unless otherwise agreed, Customer is not granted any right to modify Software furnished by Seller under this Agreement.

3.7.     RELATED DOCUMENTATION:

         Seller shall furnish to Customer, at no additional charge, one copy of the Related Documentation for Software furnished by Seller pursuant to this Agreement. Such Related Documentation will be that customarily provided by Seller to its Customers at no additional charge. Such Related Documentation shall be provided prior to, with, or shortly after provision of Software by Seller to Customer. Additional copies of the Related Documentation are available at prices set forth in the Customer Price List.

3.8.     SOFTWARE WARRANTY:

(a)      Seller warrants to Customer that:

           (i) Software developed by Seller or developed in accordance with Seller's Specifications will, during the Warranty Period described below, be free from those defects which materially affect performance in accordance with Seller's Specifications and Seller further warrants that it has the right to grant the licenses to use Software it grants under this Agreement; and

          (ii) With respect to Software not covered in paragraph (a), sub-paragraph (i), Seller to the extent permitted, does hereby assign to Customer the warranties given to Seller by its supplier of such Software.

(b) The Warranty Periods listed below are applicable to Software developed by Seller or developed in accordance with Seller's Specifications, the Related Documentation developed by Seller and associated with such Software, and the medium on which such Software is recorded, unless otherwise stated.


                         Software                       Warranty Period
                         --------                       ---------------
              -Network Wireless Systems including
               Software Updates                             Months
              -Transmission Systems (for D4 Systems)        Months
              -All Other                                    Months

        The Warranty Period for media and Related Documentation shall commence on the same date as commences the Warranty Period for their associated Software. So long as Seller continues to offer annual Software Updates pursuant to Seller's Annual Release Maintenance Fee program the Warranty Period for
Software shall extend       from the later of the date of payment by Customer of
Seller's Annual Release Maintenance Fee or the implementation of a Software update furnished pursuant to such program, so long as Customer continues promptly to implement each such Software Update so furnished. If Customer fails to promptly implement any Software Update furnished by Seller, the Warranty Period for the Software shall continue to run from the later of the date of payment of the last consecutive Annual Release Maintenance Fee or the last consecutive Software Update implemented by Customer and shall terminate at the end of such period.

(c) The provisions of Section 2.9(c)-(f) are incorporated herein and shall apply to any warranty claim by Customer during the Warranty Period with respect to the Software.

THE FOREGOING SOFTWARE WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER'S SOLE AND EXCLUSIVE REMEDY SHALL BE SELLER'S OBLIGATION TO CORRECT, REPLACE, CREDIT, OR REFUND AS SET FORTH ABOVE IN THIS WARRANTY.

3.9.     TAXES APPLICABLE TO SOFTWARE:

         Notwithstanding clause TAXES in Article I of this Agreement, Seller shall not bill, collect, or remit any state or local sales or use tax with respect to the license of Software under this

Agreement, or with respect to the performance of Services related to such Software, which Customer represents to Seller is not properly due under Customer's interpretation of the law of the taxing jurisdiction, if (1) Customer submits to Seller a written explanation of the authorities upon which Customer bases its position that the license or performance of Services is not subject to sales or use tax, and (2) Seller agrees that there is authority for Customer's position, provided, however, that Customer shall hold Seller harmless for all costs and expenses (including, but not limited to, taxes and related charges payable under clause TAXES, and attorney's fees) arising from the assertion by a taxing authority that the license of, or the performance of Services with respect to, the Software was subject to state or local sales or use tax.

3.10.    LIMITED TRANSFERABILITY:

(a) Where Customer elects to transfer Cell Sites and MSC Products and related Power and Transmission Products furnished under this Agreement to a third party, and where such Products will remain in place and operational for the purpose of continuing to provide wireless telecommunications service in the area for which such Products were installed, or where Customer elects to transfer Products to an Affiliate for reuse within the Territory, Customer may transfer its right to Use the Licensed Materials, including Software, furnished under this Agreement for Use with such Products without the payment of any additional Software right-to-use fee(s) by the transferee, except where feature or size sensitive units are a factor, but only under the following conditions:

            (i) The right to use such Licensed Materials may be transferred only together with the Products with which Customer has a right to use such Licensed Materials, and such right to use the Licensed Materials shall continue to be limited to use with such Products;

            (ii) Before any such Licensed Materials shall be transferred, Customer shall notify Seller of such transfer and the transferee shall have agreed in writing (a copy of which will be provided to Seller) to keep the Licensed Materials in confidence and to corresponding conditions respecting use of Licensed Materials as those imposed on Customer in this Agreement; and

            (iii) The transferee shall have the same right to Software warranty and Software maintenance for such software as the transferor, provided the transferee continues to pay the fees, including recurring Software Update fees, if any, associated with such Licensed Materials or maintenance.

(b) Except as provided in Section 3.10 subsection (a) immediately preceding, and except as may otherwise in this Agreement be provided expressly, Customer shall have no right to transfer Licensed Materials furnished by Seller under this Agreement without consent of Seller. If Customer elects to transfer a Product purchased under this Agreement for which it does not under this Agreement have the right to transfer the related Licensed Materials, Seller agrees that upon written request of the transferee of such Product, or of Customer, Seller shall not without reasonable cause fail to grant the transferee a license to use such Licensed Materials with the Products upon Seller's then standard license terms and conditions, including license fees.

3.11.    AVAILABILITY AND SUPPORT OF SOFTWARE FEATURES/UPDATES:

Seller agrees to make available to Customer, at Seller's Standard Charges (except as noted in Section 1.10 Pricing and related software items pursuant to Attachment E per this Agreement) therefore those additional Software features applicable to the Systems and other Products purchased under this Agreement which are developed by Seller, which Seller has a right to and has elected to license to others and which Seller has licensed to another cellular mobile carrier.

         To the extent that Seller continues to provide an Annual Release Maintenance Fee program for MSC and Cell Site Software furnished under this Agreement, Seller shall offer to Customer at Seller's prices quoted in the then current Autoplex Cellular Price Reference Guide, such program, which when purchased, shall entitle Customer (i) to any and all Software updates (excluding those updates priced separately as Optional Features) for Software furnished hereunder and (ii) to the warranty coverage for System Software Updates described in the Paragraph entitled SOFTWARE WARRANTY. At the effective date of this Agreement Seller is operating under a pricing policy pursuant to which Customer's payment of Seller's Annual Release Maintenance Fees for Software updates entitles Customer to receive, without payment of additional fees, new software generic releases for MSCs and Cell Sites as they are issued from time to time. Nothing herein shall be deemed to require Seller to continue this policy or to continue to offer an annual Software update service and, subject to any applicable rules concerning general price increases, Seller shall be entitled to establish and administer separate fees for such generic Software, but, in no such case where any annual Software update service is terminated shall Seller be relieved of any obligation to repair, replace or refund for any warranty defect in Software or Software Updates furnished to Customer, as provided in the Paragraph entitled SOFTWARE WARRANTY.

         Seller agrees to maintain a standard, supported, generic version of Software necessary for operation of Products furnished by Seller pursuant to this Agreement for a period of not less than ten (10) years from the effective date of this Agreement.

         Seller agrees to maintain a standard, supported, generic version of any Software developed and furnished by Seller pursuant to this Agreement, and if such maintenance is not available from another entity, then Seller shall furnish Customer, under a suitable confidentiality agreement, Seller's then existing Software Source Code, Software development programs, and associated documentation for such standard version to the extent necessary for Customer to maintain and enhance for its own Use the standard version of that Software for which it has the right to Use.

                                  4. ARTICLE IV

                      PROVISIONS APPLICABLE TO ENGINEERING,

                        INSTALLATION, AND OTHER SERVICES

4.1.     GENERAL:

         The provisions of this Article IV shall be applicable to the furnishing by Seller of Services other than Services furnished pursuant to any other Article of this Agreement.

4.2.     ACCEPTANCE OF INSTALLATION:

         At reasonable times during the course of Seller's installation, Customer, at its request may, or upon Seller's request shall, inspect completed portions of such installation. Upon Seller's further request, and upon sufficient notice to Customer, Customer shall observe Seller's testing of the Product being installed to determine that such testing and the test results are in accordance with Seller's acceptance standards or acceptance procedures. The job shall be considered complete and ready for acceptance by Customer when the Product has been installed and tested by Seller in accordance with its standard procedures, and Seller represents such Product to be in working order and operating in accordance with the Specifications. Upon completion of the installation, Seller will submit to Customer a notice of completion. Where Seller's installation relates to a System or an expansion of a System, separate notices of completion shall be issued for (i) the MSC, (ii) each cell site, and
(iii) such System as a whole.

         Customer shall promptly make final inspection of substantial conformance with Seller's specifications and do everything reasonably necessary to expedite acceptance of the job. Seller will promptly correct any defects for which it is responsible. The job will be considered as fully accepted unless
Seller receives notification to the contrary within                       after
submitting the notice of completion. Notwithstanding the foregoing, if Customer places the Products and/or Licensed Materials into commercial service, such action will constitute Customer's acceptance but Seller shall nevertheless remain fully responsible to correct all defects and items of non-compliance with the Specifications under any applicable warranty.

4.3.    CONDITIONS OF INSTALLATION AND OTHER SERVICES PERFORMED ON CUSTOMER'S
        SITE:

         4.3.1. ITEMS PROVIDED BY CUSTOMER

         Except as the parties may have otherwise agreed for Turnkey Services, as set forth in this Agreement or in other agreements of the parties, Customer will be responsible for furnishing the following items (as required by the conditions of the particular installation or other on-site Service, hereinafter collectively referred to as the "Service") at no charge to Seller and these items will not be included in Seller's price for the Service. Seller's representative shall have the right to inspect the site prior to Service Start Date. Should Customer fail to furnish any of such items for which it is responsible after Seller provides Customer notice, Seller may furnish such items and charge Customer for them in addition to the prices otherwise charged by Seller for the Service.

         Regulatory Commission Approvals--Prior to Service Start Date, obtain such approvals, licenses, permits, tariffs and/or other authorities from the Federal Communications Commission and state and local public utilities commissions as may be necessary for construction and operation of a cellular mobile radio telephone system.

         Easements, Permits and Rights-of-Way--Prior to Service Start Date, provide all reasonable rights-of-way, easements, licenses to come upon land to perform the Service, permits and authority for installation of Products and other items; permits for opening sidewalks, streets, alleys, and highways; and construction and building permits.

         Access to Building and Work Site--Allow employees of Seller and it subcontractors free access to premises and facilities at all reasonable hours during the scheduled Service or at such other times as are reasonably requested by Seller for performance under this Agreement. Customer shall obtain for Seller's and its subcontractors' employees any necessary identification and clearance credentials to enable Seller and its subcontractors to have access to the work site.

         Environmental Conditions--When Customer provides or arranges for a third party to provide MSC and/or cell site structures, Customer shall prior to Service Start Date:

         a. Insure that the MSC and/or cell site structures are in a structurally safe and sound condition to properly house the materials to be installed, in accordance with weight, strength, and structural requirements specified by Seller.

         b. Take such action as may be necessary to insure that the premises will be dry and free from dust and Hazardous Materials, including but not limited to asbestos, and in such condition as not to be injurious to Seller's or its subcontractors' employees or to the materials to be installed. Prior to commencement of the Services and during the performance of the Service, Customer shall, if requested by Seller, provide Seller with sufficient data to assist Seller's supplier in evaluating the environmental conditions at the work site (including the presence of Hazardous Materials). The price quoted by Seller's supplier for the Service does not include the cost of removal or disposal of the Hazardous Materials from the work site. Customer is responsible for removing and disposing of the Hazardous Materials, including but not limited to asbestos, prior to commencement of the Service.

         Sensitive Equipment--Prior to commencement of the Service, inform Seller of the presence of any known sensitive equipment at the work site (e.g., equipment sensitive to static electricity or light).

         Repairs to Buildings--Prior to Service Start Date, make such alterations and repairs as are reasonably necessary per specifications for proper installation of items to be installed.

         Building Readiness--Prior to Service Start Date, provide hoisting and hauling services, furnish suitable openings in buildings to allow the items to be installed to be placed in position, and provide necessary openings and ducts for cable and conductors in floors and walls as designated on engineering drawings furnished by Seller.

         Surveys--Prior to Service Start Date furnish surveys (describing the physical characteristics, legal limitations and utility locations for the work site) and a legal description of the site.

         Electrical Current, Heat, Light and Water--Provide electric current for charging storage batteries and for any other necessary purposes with suitable terminals where work is to be performed; provide temperature control and general illumination (regular and emergency) in rooms in which work is to be performed or Products or other items stored, equivalent to that ordinarily furnished for similar purposes in a working office; provide exit lights; provide water and other necessary utilities for the proper execution of the Service.

         Cellular System Utility Requirements--Negotiate with the power and telephone companies for installation of the power and telephone facilities necessary to proper operation of the Products and/or other items being installed. The type and quantity of such facilities shall be subject to Seller's reasonable approval. Customer shall have the telephone company provide, place, install, extend and terminate telephone facilities into the MSC and cell sites; line up and test the telephone company facilities outside and inside the MSC and cell sites; and provide to Seller copies of the test results prior to Seller's commencing integration testing of the MSC with each cell site.

         Material Furnished by Customer--New or used material furnished by Customer shall be in such condition that it requires no repair and no adjustment or test effort in excess of that normal for new equipment. Customer assumes all responsibility for the proper functioning of such material. Customer shall also provide the necessary information for Seller to properly install such material.

         Furniture--provide and install all furniture.

         Floor Space and Storage Facilities--Provide, during progress of the Service, suitable and easily accessible floor space and storage facilities (a) to permit storing major items of Products and other material closely adjacent to where they will be used, (b) for administrative and luncheon purposes, (c) for Seller's and its subcontractors' employees' personal effects, and (d) for tools and property of Seller and its subcontractors. Where the Service is to be performed outside of a building or in a building under construction, Customer shall, in addition to the above requirements, as appropriate, permit or secure permission for Seller and its subcontractors to maintain at the work site, storage facilities (such as trailers) for Products, materials and other items and for tools and equipment needed to complete the Service.

         Watch Service--For MSCs, provide normal security (for cell sites, commercial alarms) necessary to prevent admission of unauthorized persons to building and other areas where installation Service is performed and to prevent unauthorized removal of the Products and other items. If space for storage facilities is provided to Seller, Seller will inform Customer as to which storage facilities at the work site Seller will keep locked; such storage facilities will remain closed to Customer's surveillance.

         Use of Available Testing Equipment--Customer shall make available to
Seller: (1) the maintenance test facilities which are imbedded in equipment to which the Product or other item being installed will be connected or added, and
(2) meters, test sets, and other portable apparatus that is unique to the item, if provided by Customer, being installed. Seller's use of such test equipment shall not interfere with the Customer's normal equipment maintenance functions.

         Customer Hazardous Materials Cleanup--At the conclusion of the Service, Customer shall be responsible for the cleanup, removal, and proper disposal of those Hazardous Materials present at Customer's premises.

         Access to Existing Facilities--Customer shall permit Seller reasonable use of such portions of the existing plant or equipment as are necessary for the proper completion of such tests as require coordination with existing facilities. Such use shall not interfere with the Customer's normal maintenance of equipment.

         Grounds--Customer shall provide access to suitable and isolated building ground as required for Seller's standard grounding of equipment. Where installation is outside or in a building under construction, Customer shall also furnish lightning protection ground. Customer has expressed a belief that Seller's standard grounding practices may exceed that required in specific instances. In the event that Customer has not provided access to grounds in accordance with Seller's standard grounding practices and Customer refuses to do so, Seller will, if feasible, complete installation using the grounds which Customer does provide in such non-standard situation. Seller shall have no liability whatsoever for consequences resulting solely from Customer's failure to follow Seller's standard grounding practices. Without in any way intending to limit the foregoing, Customer acknowledges that all defects in Products and Licensed Materials, including any reduced performance thereof, resulting solely from Customer's failure to comply with Seller's standard grounding practices shall not be covered by Seller's applicable warranty and all Services performed by Seller to effect repair in such cases shall be for the account of Customer. Nothing herein shall be deemed to require Customer to perform grounding that Seller has otherwise agreed to perform pursuant to the express terms of this Agreement.

         Requirements for Customer Designed Circuits--Customer shall furnish information covering the proper test and readjust requirements for apparatus and requirements for circuit performance associated with circuits designed by Customer or standard circuits modified by Customer's drawings.

         Through Tests and Trunk Tests--Customer shall make required through tests and trunk tests to other offices after Seller provides its notice of completion or notice of advanced turnover.

         4.3.2.   ITEMS TO BE FURNISHED BY SELLER

         The following items will be furnished by Seller (if required by the conditions of the particular Service) and the price thereof is included in Seller's price for Service:

         Protection of Equipment and Building--Seller shall provide protection for Customer's equipment and buildings during the performance of the Service and in accordance with Seller's standard practices.

         Method of Procedure--Seller shall prepare a detailed Method of Procedure ("MOP") before starting work on live equipment. Customer shall review the MOP and any requested changes shall be negotiated. Customer shall give Seller written acceptance of the MOP prior to start of the work.




         The following items will be furnished by Seller if requested by Customer, but Customer will be billed and shall pay for them in addition to Seller's standard or firm quoted price for the Services:

         Protection of Buildings and Equipment--Seller may provide protection of buildings and equipment in accordance with special practices of Customer differing from Seller's standard practices.

         Maintenance--Maintenance of Products, Software and other items from completion of installation until date of acceptance but nothing herein shall be deemed to require Customer to pay for conversions of the Products, Software and other items, which is otherwise determined by the terms of this Agreement are the responsibility of Seller.

         Locally Purchased Items--Purchase of items indicated by Seller's specifications as needing to be purchased locally.

         Readjusting Apparatus--Seller may provide readjustment (in excess of that normally required on new apparatus) of apparatus associated with relocated or rewired circuits.

         Cross-Connections (Other than to Outside Cable Terminations)--Seller may run or rerun permanent cross-connections in accordance with revised cross-connection lists furnished by Customer.

         Handling, Packing, Transportation and Disposition of Removed and Surplus Customer Equipment--Except as otherwise provided in this Agreement, Seller may pack, transport, and dispose of surplus and removed Customer equipment as agreed by the parties.

         Premium Time Allowances and Night Shift Bonuses--Seller may have its Services personnel work premium time and night shifts to the extent that Seller may deem such to be necessary to effect the required coordination of installing and testing operations or other Services because of Customer's requirements, unless the need therefor results from Seller's failure to perform its obligations hereunder in a reasonable and timely manner in which event Seller shall bear the cost of premium time and night shifts for its personnel.

       Emergency Lighting System--Seller may provide new emergency lighting system (other than the original ceiling mounted stumble lighting) to satisfy illumination and safety needs of Products of certain heights.

4.4.     WORK DONE BY OTHERS:

         Work done at the site by Customer or its other vendors or contractors shall not interfere with Seller's performance of the installation or other Services. If Customer or its other vendors or contractors fail to timely complete the site readiness or if Customer's or its other vendors or contractors' work interferes with Seller's performance, the scheduled completion date of Seller's Services under this Agreement shall be extended as necessary to compensate for such delay or interference.

4.5.     SERVICES WARRANTIES:

(a) Seller warrants to Customer only, that Services will be performed in a careful and workmanlike manner and in accordance with Seller's specifications or those referenced in the order and with accepted practices in the community in which such Services are performed, using material free from defects except where such material is specified or provided by Customer. If Services prove to be not so performed and if Customer notifies Seller, with respect to engineering, installation, or
         repair Services, within a       period commencing on the date of
         completion of the Service, and with respect to other Services, as identified by Seller in writing, Seller, at its option, either will correct the defective or nonconforming Service or render a full or prorated refund or credit based on the original charge for the Service.

(b)      Where Seller performs engineering or installation Services as part of a
         combined engineering, furnishing, and installation order, the    period
         referenced above shall commence on completion of the installation Service.

(c) THE FOREGOING SERVICES WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER'S SOLE AND EXCLUSIVE REMEDY SHALL BE SELLER'S OBLIGATION TO MAKE CORRECTIONS OR GIVE A CREDIT OR REFUND AS SET FORTH ABOVE IN THIS WARRANTY.

                                  5. ARTICLE V

                         ENTIRE AGREEMENT AND EXECUTION

5.1.     ENTIRE AGREEMENT:

       The terms and conditions contained in this Agreement, including Attachments A through M, any subordinate agreements, and orders accepted pursuant to this Agreement or any subordinate agreement supersede all prior oral or written understandings between the parties with respect to the subject matter thereof and constitute the entire agreement of the parties with respect to such subject matter. Such terms and conditions shall not be modified or amended except by a writing signed by authorized representatives of both parties.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the date(s) indicated.

WESTERN WIRELESS CORPORATION                   LUCENT TECHNOLOGIES INC.

By:      /s/ Tim R. Wong                       By:      /s/ Nina Aversano
   -----------------------------                  -----------------------------
Printed Name:  Tim R. Wong                     Printed Name:  Nina Aversano

Title:   Vice President, Engineering and       Title:   President, GCM
         Technical Operations

Date:    September 12, 1996                    Date:    September 12, 1996

                                                                   EXHIBIT 10.44

                                 AMENDMENT NO. 2
                                       TO
                            PCS 1900 SUPPLY AGREEMENT
                                     BETWEEN
                             WESTERN PCS CORPORATION
                                       AND
                              NORTHERN TELECOM INC.


      Made as of this 25th day of July, 1996, by and between Western PCS Corporation (hereinafter referred to as "Buyer"), a Delaware corporation with offices located at 2001 NW Sammamish Road, Suite 100, Issaquah, Washington 98027, and Northern Telecom Inc., a Delaware corporation with offices located at 2435 N. Central Expressway, Richardson, Texas 75080 (hereinafter referred to as "Seller").

      WHEREAS, Buyer and Seller entered into a PCS 1900 Supply Agreement dated June 30, 1995 ("Agreement"); and

      WHEREAS, Buyer and Seller now wish to amend this Agreement in order to add a new Schedule E to Annex 8 to allow for the further provision of Services,

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, Buyer and Seller agree to amend the Agreement as follows:

      1. Add a new Schedule E "Supplemental Project Services," as attached hereto, to Annex 8. References to Schedule E shall be added to the Table of Contents and to Article 22.

      This Amendment No. 2 shall be retroactive to April 1, 1996 ("Effective Date") upon execution by both parties.

      Except as specifically modified herein, the Agreement shall in all respects continue in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their representatives being thereunto duly authorized.

WESTERN WIRELESS CORPORATION               NORTHERN TELECOM INC.

By:   /s/ Tim R. Wong                      By:   /s/ Douglas Patterson
   ------------------------------             --------------------------------

Printed Name:  Tim R. Wong                 Printed Name:  Douglas Patterson

Title: Vice President, Engineering         Title: Vice President,
and Technical Operations                          Finance, Wireless Networks

Date: July 25, 1996                        Date: August 19, 1996